Exhibit 10.30

Basic Lease Information

Date:	July 11, 2001

Tenant:	Deltagen, Inc.

Address:	740 Bay Road Redwood City, CA 94063

Landlord:	Woodside Technology Center, LLC

Landlord’s Address For Notice:	Woodside Technology Center, llc
505 Montgomery Street, Suite 1550
San Francisco, California  94111
Attn:  Daniel MacEachron

with a copy to:

Hines 101 California Street, Suite 1000
San Francisco, California 94111
Attn:  Lisa Burke Lewis

and a copy to:

Hines
601 California Street, Ground Floor
San Francisco, California 94108
Attn: Property Manager, Woodside Technology Center

Leased Premises:	740 Bay Road, Redwood City, CA, located within The Woodside Technology Center

Area of Leased Premises:	Sixty Thousand Nine Hundred Eighty–Five (60,985) square feet

Term Commencement Date:	September 1, 2001

Term:	approximately 107 Months

Term Expiration Date:	July 14, 2010

Basic Lease Information

Base Rent:	Months of Term	Monthly Base Rent

	1 - 12	$189,053.50

	13 - 24	$194,725.11

	25 - 36	$200,566.86

	37 - 48	$206,583.87

	49 - 60	$212,781.39

	61 - 72	$219,164.83

	73 - 84	$225,739.77

	85 - 96	$232,511.96

	97 – July 14, 2010	$239,487.32

Letter of Credit:	One Million Seven Hundred One Thousand Four Hundred Eighty–One Dollars ($1,701,481.00), subject to adjustment in accordance with Section 5.14.

Broker:	BT Commercial Real Estate

Option To Renew:	Two (2) Options of Five (5) Consecutive Years Each

BUILDING LEASE by and between WOODSIDE TECHNOLOGY CENTER, LLC, a Delaware limited liability company and DELTAGEN, INC., a Delaware corporation

WOODSIDE TECHNOLOGY CENTER

             This Lease is made and entered into as of the date specified in the Basic Lease Information Sheet attached hereto and incorporated herein by this reference, by and between WOODSIDE TECHNOLOGY CENTER, LLC, a Delaware limited liability company (“Landlord”), and the Tenant identified in the Basic Lease Information Sheet.

             IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS LEASE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

Definitions

             Certain terms used in this Lease and the Exhibits hereto shall have the meaning set forth below for each such term.  Certain other terms shall have the meaning set forth elsewhere in this Lease and the Exhibits hereto.

             1.01     “Additional Rent” shall mean all obligations of Tenant hereunder other than the obligation for payment of Gross Rent.

             1.02     “Alterations” shall mean any alterations, additions or improvements in or to the Leased Premises made in accordance with Section 5.07, including, without limitation, any equipment, fixtures or similar items which are either affixed to any portion of the Building or affixed or connected to, or otherwise integrated within, any of the Building Systems by or on behalf of Tenant.

             1.03     “Base Rent” shall mean the basic rent payable by Tenant to Landlord in the amounts shown on the Basic Lease Information sheet and in the manner provided in Section 3.03.

             1.04     “Building” shall mean the improvements known as 740 Bay Road located in Redwood City, California.

             1.05     “Building Operating Cost” shall mean the portion of the Project Operating Cost which is allocated to the tenants of the Building pursuant to Section 3.06.

             1.06     “Building Operating Cost Adjustment” for any calendar year shall mean the difference, if any, between Estimated Building Operating Cost and Building Operating Cost for that calendar year.

             1.07     “Building Systems” shall mean all mechanical, electrical, HVAC, life safety or other systems of the Building.

             1.08     “business day” shall mean Monday through Friday, except holidays; “holiday” means those holidays specified by the laws of the United States or the State of California.

             1.09     “Common Areas” shall mean all walkways, roadways, sidewalks, parkways, driveways, parking areas, parking structures, landscaped areas or other similar facilities maintained for the benefit of Project Tenants and invitees.

             1.10     “Estimated Building Operating Cost” for any calendar month shall mean the portion of the Estimated Project Operating Cost which Landlord estimates to be allocable to the tenants of the Building pursuant to Section 3.06 for such calendar month.

             1.11     “Estimated Project Operating Cost” for any calendar month shall mean Landlord’s estimate of Project Operating Cost for the calendar year within which such month falls divided by twelve (12) equal monthly installments.

             1.12     “Fair Market Rent” shall mean the rate being charged for comparable space within first-class commercial office and R&D properties comparable to the Project located in central and southern San Mateo County, including, without limitation, the rate being charged by Landlord for comparable space within the Project, taking into consideration:  location in the Building, tenant improvements or allowances existing or to be provided, rental abatements, lease takeovers/assumptions, moving expenses and other forms of rental concessions, proposed term of lease, extent of service provided or to be provided, the ownership of the comparable space, whether or not the transaction is a sublease, the time the particular rate under consideration became or is to become effective and any other relevant terms or conditions.

             1.13     “Gross Rent” shall mean the total of Base Rent and Tenant’s Proportionate Share of Estimated Building Operating Cost.

             1.14     “Hazardous Material” shall mean any:  (a) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Hazardous Materials Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, and 25501 of the California Health and Safety Code; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment.

             1.15     “Hazardous Materials Claims” shall mean any enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Project relating to damage, contribution, cost recovery, compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Materials.

             1.16     “Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances, orders, rules, regulations or policies, now or hereafter in force, as amended from time to time, in any way relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Project, including, without limitation, soil, groundwater and indoor and ambient air conditions.  Landlord hereby notifies Tenant in accordance with California Health & Safety Code Section 25359.7 that the Project is the subject of a state-supervised cleanup of hazardous waste disposed of on the site by prior occupants and in connection therewith, a no further action letter was issued by the Bay Area Regional Water Quality Board on July 18, 1997.

             1.17     “Landlord Parties” means the employees, agents, contractors, officers, directors, partners, licensees, invitees and guests of Landlord, Landlord’s affiliates, Landlord’s manager and members and their respective members, managers, shareholders, general partners and limited partners.

             1.18     “Laws” shall mean all federal, state and local laws, ordinances, orders, rules, regulations and policies.

             1.19     “LC Face Amount” shall mean the face amount of the Letter of Credit as determined pursuant to Section 5.14.

             1.20     “Leased Premises” shall mean the floor area more particularly shown on the Exhibit A–1 floor plan attached hereto, containing the square footage specified on the Basic Lease Information sheet.

             1.21     “Letter of Credit”  shall mean the irrevocable standby letter of credit in the “LC Face Amount” to be delivered by Tenant to Landlord to be held pursuant to Section 5.14.

             1.22     “Permitted Hazardous Materials” shall mean Hazardous Materials in quantities and of a type customarily used in the ordinary course of business operations of a business similar to the business in which Deltagen, Inc. is engaged in at the time of execution of this Lease, but only if and to the extent that such Hazardous Materials are transported, stored and used in full compliance with all Hazardous Materials Laws and otherwise in a safe and prudent manner.  Hazardous Materials which are customarily used in the ordinary course of business operations of businesses similar to the business in which Deltagen, Inc. is engaged in at the time of execution of this Lease, but which are transported, stored and used in a manner which is not in full compliance with all Hazardous Materials Laws or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease.  Notwithstanding the foregoing, “Permitted Hazardous Materials” shall only include Hazardous Materials of a type and in quantities which have been identified to Landlord in writing from time to time.

             1.23     “Permitted Use” shall mean executive, professional office and corporate administrative office uses, research and development uses in the area of biotechnology and pharmaceuticals and ancillary warehousing; provided, however, that for the purpose of limiting the type of use permitted by Tenant, or an assignee of Tenant, but without limiting Landlord’s right to lease any portion of the Building to a tenant of Landlord’s choice, except as specifically otherwise agreed by Landlord in writing, “Permitted Use” shall not include (i) any use not otherwise permitted under applicable zoning ordinances, (ii) offices of any agency or bureau of the United States or any state or political subdivision thereof, (iii) offices or agencies of any foreign government or political subdivision thereof, (iv) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or patient laboratory services are performed, (v) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use, (vi) retail or restaurant uses, (vii) broadcast studios or other broadcast production facilities, such as radio and/or television stations, (viii) product display or demonstration facilities, (ix) offices at which deposits or bills are regularly paid in person by customers, and (x) personnel agencies, except offices of executive search firms.

             1.24     “Project” shall mean the real property (including, without limitation, the Building, the Common Areas and any other present or hereafter existing improvements), as such real property may be expanded from time to time by Landlord, situated in the City of Redwood City, County of San Mateo and more particularly described on Exhibit A–2.

             1.25     “Project Operating Cost” shall have the meaning given in Section 3.05.

             1.26     “Rent” shall mean Gross Rent, Additional Rent and any and all other charges of any nature payable by Tenant to Landlord under this Lease.

             1.27     “Tenant Parties” shall mean the employees, agents, contractors, officers, directors, partners, licensees, invitees and guests of Tenant.

             1.28     “Tenant’s Proportionate Share” shall mean one hundred percent (100%) of the Building.

             1.29     “Term” shall mean the period from the Term Commencement Date and ending on the Term Expiration Date, as the same may be extended pursuant to Section 7.09.

             1.30     “Term Commencement Date” shall mean the date when the Term commences as set forth on the Basic Lease Information sheet.

             1.31     “Term Expiration Date” shall mean the date set forth on the Basic Lease Information or such earlier date upon which this Lease is terminated pursuant to the terms hereof.

ARTICLE 2

Leased Premises

             2.01     Lease.  Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises upon all of the terms, covenants and conditions set forth herein.

             2.02     Landlord’s Reserved Rights.  Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease:  (i) the roof of the Building, provided, that Tenant may have access to the roof for the purpose of installation of Antenna Equipment in accordance with Section 5.07(b) below, (ii) all exterior walls and windows bounding the Leased Premises, and (iii) the right from time to time, without unreasonable interference with Tenant’s use, to alter or relocate any portion of the Common Areas or any other common facility and to make changes or alterations or additions to the Project or any portion thereof.  Subject to the rights of Tenant specified in this Lease as to the non-exclusive use of certain portions of the Common Areas, Landlord shall have the sole and exclusive right to possession and control of the Common Areas and all other areas of the Project outside the Leased Premises.  Subject to Landlord’s approval of the same as Alterations to the Leased Premises pursuant to Section 5.07 below, Tenant shall install and maintain all required intrabuilding network cable and other communications wires and cables necessary to serve the Leased Premises from the point of presence to the Project of a telecommunications provider selected by Tenant and approved by Landlord in its reasonable discretion (and Tenant hereby acknowledges and agrees that Tenant shall not obtain any telecommunications services within the Building from vendors other than those so approved by Landlord in its reasonable discretion).

ARTICLE 3

Rent, Term, Use and Building Operating Costs

             3.01     Term.

             (a)         Subject to Sections 3.01(b) and 3.01(c), the Term of this Lease shall commence and Tenant shall be entitled to possession of the Leased Premises upon the Term Commencement Date and shall continue until the Term Expiration Date, unless earlier terminated in accordance with the provisions of this Lease.  Upon the Term Commencement Date, Landlord and Tenant shall exercise a Lease Commencement Certificate in the form of Exhibit C attached hereto.

             (b)        If for any reason whatsoever, Landlord cannot deliver possession of the Leased Premises to Tenant on or before the Term Commencement Date, except as expressly provided below, this Lease shall not be void or voidable, nor shall Landlord, or the Landlord Parties, be liable to Tenant for any loss or damage resulting therefrom.  Tenant shall not be liable for Rent until Landlord delivers possession of the Leased Premises to Tenant.  The Term Expiration Date shall be extended by the same number of days that Tenant’s possession of the Leased Premises was delayed beyond the original Term Commencement Date.  Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to deliver possession of the Leased Premises to Tenant on or before December 1, 2001, provided that, if Landlord fails to deliver possession of the Leased Premises to Tenant on or before February 2, 2002, Tenant shall have the right to terminate this Lease by written notice delivered to Landlord not later than February 8, 2002 and neither party shall have any further rights or obligations hereunder.  If Tenant fails to exercise such right of termination, on or before the date set forth herein, this Lease shall remain in full force and effect, provided that, Tenant shall not be liable for Rent until Landlord delivers possession of the Leased Premises to Tenant and the Term Expiration Date shall be extended by the same number of days that Tenant’s possession of the Leased Premises was delayed beyond the original Term Commencement Date.

             (c)           Notwithstanding anything to the contrary herein, this Lease shall become effective and binding upon Landlord and Tenant only upon the satisfaction of each of the following conditions precedent: (i) Landlord’s valid and effective exercise of its right to recapture the Leased Premises from the current tenant, Kana Communications, Inc., a California corporation (“Kana”); and (ii) the mutual execution by Tenant and Heartport, Inc., a Delaware corporation, of a sublease agreement with respect to space within the building of the Project commonly known as 700 Bay Road, Redwood City, California, and receipt of Landlord’s corresponding consent thereto.  If either of the foregoing conditions precedent have not been satisfied or waived by Tenant and Landlord within thirty (30) days after the date of this Lease, then either Tenant or Landlord may terminate this Lease upon not less than ten (10) days written notice to the other, whereupon such termination the provisions of this Lease shall be null and void and, except with respect to Landlord’s return to Tenant of any letter of credit and prepaid Rent amounts delivered or otherwise paid to Landlord by Tenant, neither party shall have any obligation thereafter with respect to the Leased Premises or this Lease.  Notwithstanding the foregoing, Landlord will not voluntarily agree to allow Kana to holdover in the Leased Premises.

             3.02     Use.  Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose.

             3.03     Payment of Base Rent and Tenant’s Proportionate Share of Estimated Building Operating Cost.  Base Rent shall be payable in advance on or before the first day of each calendar month during the Term and any extensions or renewals thereof; provided, however, that Base Rent for the first full calendar month following the Term Commencement Date shall be paid in advance immediately upon execution of this Lease.  Tenant’s Proportionate Share of Estimated Building Operating Cost shall be payable in advance on or before the first day of each calendar month during the Term and any extensions or renewals thereof.  If the Term commences on other than the first day of a calendar month, then Gross Rent (consisting of Base Rent plus Tenant’s Proportionate Share of Estimated Building Operating Cost) provided for such partial calendar month shall be prorated and the prorated amount shall be paid on the first day of the calendar month following the Term Commencement Date together with any other amounts payable on that day.  If the Term terminates on other than the last day of a calendar month, then Gross Rent provided for such partial calendar month shall be prorated and the prorated installment shall be paid on the first day of the calendar month preceding the Term Expiration Date.  All payments due under this paragraph shall be payable in advance, without demand and without reduction, abatement, counterclaim or setoff, at the address specified on the Basic Lease Information or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.17 hereof.

             3.04     Net Lease.  Subject to Sections 3.05(b) below and 4.01 below, the provisions for payment of Building Operating Cost by means of periodic payment of Tenant’s Proportionate Share of Estimated Building Operating Cost and the Building Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for Tenant’s Proportionate Share of all costs and expenses relating to Landlord’s ownership and operation of the Project and the Building.

             3.05     Project Operating Cost.

             (a)         Project Operating Cost shall mean all expenses and costs (but not specific costs that are separately billed to and paid by specific tenants) of every kind and nature that Landlord shall pay or incur or become obligated to pay or incur (including, without limitation, costs incurred by managers and agents that are reimbursed by Landlord) because of or in connection with the management, maintenance, preservation, ownership and operation of the Project and its supporting facilities directly servicing the Project (as allocated to the Project in accordance with generally accepted accounting principles, consistently applied) including, but not limited to, the following:

                           (i)          Wages, salaries and reimbursable expenses and benefits of all on-site and off-site personnel (with the exception of any of Landlord’s employees or executives above the level of Senior Property Manager) who are engaged in the operation, maintenance and security of the Project and the direct costs of training such employees limiting such charges only to amounts directly allocable to services rendered by the employees and personnel for the benefit of the Project.

                           (ii)         Costs of the property management office and office operation.

                           (iii)        All supplies, materials and rental equipment used in the operation and maintenance of the Project.

                           (iv)       Utilities, including, without limitation, water, power, waste disposal, communication facilities, and lighting serving the Common Areas.

                           (v)        Assessments, fees or other charges levied by the Project’s Property Owners Association or other similar body with respect to the maintenance, repair and operation of the Project.

                           (vi)       All maintenance, janitorial and service agreements for the Project and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, maintenance and repair of sidewalks, storm water pollution prevention, landscaping, building exteriors and service areas.

                           (vii)      A management cost recovery equal to three percent (3%) of all revenue (excluding such management cost recovery) derived from the Project, without limitation, all Rent hereunder, all rent and other payments derived from other tenants in the Building, parking revenues and other revenues derived from licensees of any other part of or right in the Building.

                           (viii)     Legal and accounting services for the Project, including, but not limited to, the costs of audits by certified public accountants of Project Operating Cost records; provided, however, that legal expense shall not include the cost of (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, (iv) legal costs incurred in connection with the title to or development and/or construction of the Project, or (v) disputes with tenants, lenders, employees, managers or with shareholders or members of Landlord.

                           (ix)        All insurance premiums and costs, including, but not limited to, the premiums and cost of fire, casualty, liability, rental abatement and (subject to the provisions of Section 7.01 below with respect to the maintenance of earthquake insurance) earthquake insurance applicable to the Project and Landlord’s personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for “deductible” or self-insurance provisions); provided, however, that Landlord may, but shall not be obligated to, carry earthquake insurance.

                           (x)         Repairs, replacements and general maintenance (except for repairs and replacements (i) paid for from the proceeds of insurance, (ii) paid for directly by Tenant, other tenants or any third party, or (iii) for the benefit solely of tenants of the Project other than Tenant to the extent that Tenant could not obtain similar services from Landlord without an obligation to reimburse Landlord for the entire cost thereof under the provisions of this Lease).

                           (xi)        All real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, including, but not limited to, all of the following:  (i) all real estate taxes and assessments, and all other taxes relating to, or levied, assessed or imposed on, the Project, or any portion thereof, or interest therein; (ii) all taxes, assessments, charges, levies, fees, excises or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied upon, measured by or attributable to Landlord’s equipment, furniture, fixtures and other property used in connection with the operation of the Project, or levied upon, measured by or reasonably attributable to the cost or value of any of the foregoing; (iii) all other taxes (including, without limitation, value added taxes), assessments, charges, levies, fees, or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied, assessed, charged or collected by any governmental authority or other entity either directly or indirectly (A) for or in connection with public improvements, user, maintenance or development fees, transit, parking, housing, employment, police, fire, open space, streets, sidewalks, utilities, job training, child care or other governmental services or benefits, (B) upon or with respect to the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of, or business operations in, the Project, (C) upon, against or measured by the area of the Project, or uses made thereof, or leases made to tenants thereof, or all or any part of the rents collected or collectible from tenants thereof, and (D) for environmental mitigation matters imposed in connection with or as a result of any environmental impact report affecting all or any portion of the Project, including parking taxes, employer parking regulations, or fees, charges or assessments as a result of the treatment of the Project, or any portion thereof or interest therein, as a source of storm water runoff; (iv) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any or all of the foregoing taxes, assessments, charges or fees; and (v) any and all costs, expenses and attorneys’ fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fees.  If by law any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes only those installments (including interest, if any) which would become due by exercise of such option.  Real estate taxes shall not include (i) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, or (ii) taxes computed upon the basis of the net income derived from the Project by Landlord or the owner of any interest therein.

                           (xii)       Amortization (together with reasonable financing charges) of capital improvements made to the Project (i) to comply with the requirements of law, ordinance, rule or regulation, (ii) to replace items which Landlord would be obligated to maintain under this Lease, or (iii) to improve the operating efficiency of the Project; provided, however, that in the case of improvements made solely for efficiency purposes, the amount chargeable as a Project Operating Cost in any year shall not exceed Landlord’s reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases or a combination of both.  As used in this Section 3.05(a)(xii), “amortization” shall mean allocation of the cost equally to each year of useful life of the items being amortized or a shorter period equal to the number of years required to recover the cost of said item of capital improvement out of the savings in operating efficiency derived therefrom.  Notwithstanding the foregoing, however, Landlord may treat as expenses (chargeable in the year incurred) and not as capital costs items that are less than two percent (2%) of Estimated Project Operating Cost for the year in question.

             (b)        Notwithstanding the provisions of Section 3.05(a) above, the following costs shall not be included within the calculation of Project Operating Cost:

                           (i)          costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed directly therefor by any insurer or other third party;

                           (ii)         leasing commissions, finder’s fees, attorneys’ fees or similar costs associated with the leasing or subleasing of space within the Project;

                           (iii)        costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project and/or any property management office located at the Project);

                           (iv)       costs incurred by Landlord for which Landlord is to be directly reimbursed by Tenant or other tenants of the Project (as opposed to costs which are reimbursed solely through inclusion within the calculation of Project Operating Cost);

                           (v)        except as permitted within Section 3.05(a)(xii) above, interest, principal, points and fees on debt or amortization of any mortgage or mortgages or any other debt instrument encumbering the Building or the Project;

                           (vi)       any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, with the exception of the costs of any such persons operating the parking areas at the Project to the extent such costs exceed any revenues generated from the operation of such parking garage;

                           (vii)      except as permitted within Section 3.05(a)(xii) above, costs which are considered capital improvements under generally accepted accounting principles, consistently applied;

                           (viii)     rental and leasing expenses (as opposed to any maintenance and repair expenses) in leasing air conditioning systems, elevators or other equipment affixed to the Building which is ordinarily considered to be of a capital nature, with the exception of any such rental and leasing expenses for any such equipment for which Landlord would be permitted to include the amortized cost of acquisition (together with reasonable financing charges) within the calculation of Project Operating Cost pursuant to the provisions of Section 3.05(a)(xii) above;

                           (ix)        overhead or profit paid to subsidiaries or affiliates of Landlord for services (other than any management fee cost recovery), if and only to the extent that the cost of such services exceeds the costs which would have been otherwise payable if the related services had been rendered by qualified, first-class unaffiliated third parties on a competitive basis;

                           (x)         costs for purchasing or replacing sculptures, paintings and other objects of art;

                           (xi)        advertising and promotional expenditures, and the costs of acquisition of any signs installed in or on the Project which identify the owner of the Project or any tenant of the Project;

                           (xii)       tax penalties and interest imposed as a result of Landlord’s failure to make payments or to file returns when due, provided that such failure does not result from Tenant’s failure to timely pay any amounts of Rent due and payable hereunder;

                           (xiii)      costs associated with the operation of the business of the entity which constitutes the Landlord (as the same are distinguished from the costs of operation of the Project), including Landlord’s general corporate overhead;

                           (xiv)      costs arising from Landlord’s charitable or political contributions;

                           (xv)       costs incurred to comply with laws relating to the removal of any Hazardous Material which was in existence on the Project prior to the date hereof, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material and of the conditions that then existed on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto;

                           (xvi)      costs incurred to remove, remedy, contain, or treat any Hazardous Material which is brought onto the Project after the date hereof by any tenant of the Project; and

                           (xvii)     fines, penalties, fees or similar costs which are imposed as a result of Landlord’s willful misconduct or Landlord’s breach of any contract related to the operation of the Project, including any judgments imposed upon Landlord or the Project as a result thereof.

             (c)         Notwithstanding any other provision herein to the contrary, if the Project is not fully occupied during any year of the Term, an adjustment shall be made in computing the variable portions of the Project Operating Cost for such year so that Project Operating Cost shall be computed as though the Project had been fully occupied during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Project, an amount greater than one hundred percent (100%) of the actual Project Operating Cost during any year of the Term.

             3.06     Allocation of Building Operating Cost.  The parties acknowledge that the Building is a part of a multi-building project (i.e., the Project) and that the costs and expenses incurred in connection with the Project (i.e., the Project Operating Cost) should be shared between the tenants of the Building and the tenants of the other buildings in the Project, including, without limitation, the expenses and costs associated with the management, maintenance, preservation, ownership and operation of the Common Areas, presently or hereafter existing at the Project, that are, from time to time, allocated by Landlord, in its sole but reasonable discretion, between the Building and other buildings, presently or hereafter existing at the Project.  Accordingly, as set forth in Section 3.05 above, the Project Operating Cost shall be determined annually for the Project as a whole, and a portion of the Project Operating Cost, which portion shall be reasonably determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Building Operating Cost for purposes of this Lease.  Such portion of the Project Operating Cost allocated to the tenants of the Building shall include all Project Operating Costs attributable solely to the Building and an equitable portion of the Project Operating Costs attributable to the Project as a whole.  Tenant agrees to pay as Additional Rent, Tenant’s Proportionate Share of such Building Operating Cost as so equitably allocated by Landlord.

             3.07     Adjustment For Variation Between Estimated and Actual.  If the Building Operating Cost Adjustment for any calendar year is a positive number (i.e., actual cost exceeds estimated cost) Tenant shall pay to Landlord, pursuant to Landlord’s billing therefor (submitted pursuant to Section 3.08), Tenant’s Proportionate Share of the Building Operating Cost Adjustment within thirty (30) days after presentation of Landlord’s statement.  If the Building Operating Cost Adjustment for any calendar year is a negative number (i.e., estimated cost exceeds actual cost), then Landlord at Landlord’s option shall pay Tenant’s Proportionate Share of the Building Operating Cost Adjustment to Tenant in cash, within ten (10) days after the Building Operating Cost Adjustment is finally determined, or credit said amount against future installments of Estimated Building Operating Cost payable by Tenant hereunder.  Should the Term commence or terminate at any time other than the first day of a calendar year, Tenant’s Proportionate Share of the Building Operating Cost Adjustment shall be prorated for the exact number of calendar days during such calendar year that fall within the Term.

             3.08     Computation of Building Operating Cost Adjustment.  Landlord shall, within a reasonable period of time after the end of any calendar year for which Estimated Building Operating Cost differs from Building Operating Cost, give written notice thereof to Tenant.  The notice shall contain or be accompanied by a statement (“Building Operating Cost Statement”) of the Building Operating Cost during such calendar year (prepared by a certified public accountant), and a computation of Building Operating Cost Adjustment.  Landlord’s failure to give such notice and Building Operating Cost Statement within a reasonable period of time after the end of any calendar year for which a Building Operating Cost Adjustment is due shall not release either party from the obligation to make the adjustment provided for in Section 3.07.

             3.09     Tenant’s Right To Audit Building Operating Costs.   Provided that (i) no Event of Default is then occurring hereunder, nor (ii) is any event occurring which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder (provided that, in the case of clause (ii) above, such event shall not act to void Tenant’s right to elect to audit as provided below unless such event continues to occur after Landlord has provided Tenant with five (5) days written notice of its existence), Tenant, at its sole expense, shall have the right, exercisable within ninety (90) days after the receipt of each Building Operating Cost Statement, to review and audit Landlord’s books and records regarding such Building Operating Cost Statement for the sole purpose of determining the accuracy thereof.  Such review or audit shall be performed by a nationally recognized accounting firm that calculates its fees with respect to hours actually worked (as opposed to a calculation based upon percentage of recoveries or other incentive arrangement), shall take place during business hours in the office of Landlord or Landlord’s property manager and shall be completed within sixty (60) days after Tenant’s delivery to Landlord of notice of its election to conduct such audit.  If Tenant does not so review or audit Landlord’s books and records, Landlord’s Building Operating Cost Statement shall be final and binding upon Tenant.  In the event that such audit of Landlord’s books and records reveals that the amount of Building Operating Cost paid by Tenant pursuant to Section 3.06 above, as adjusted pursuant to Section 3.07 above, for the period covered by such Building Operating Cost Statement is less than or greater than the actual amount properly payable by Tenant under the terms of this Lease, Tenant shall promptly pay any deficiency to Landlord or, if Landlord concurs with the results of such audit, Landlord shall promptly refund any excess payment to Tenant, as the case may be.  Without limiting the foregoing, in the event that such audit reveals an overstatement of Building Operating Cost in excess of five percent (5%) of the total amount of the Building Operating Cost stated by Landlord, Landlord shall reimburse Tenant for the reasonable cost of said audit in addition to refunding any excess payment to Tenant as provided above.  Both Tenant and Tenant’s accounting firm shall keep any information gained from its review of Landlord’s books and records confidential and shall not disclose it to any other party, except as required by any Laws.

ARTICLE 4

Landlord Covenants

             4.01     Landlord’s Repairs and Maintenance.  So long as no Event of Default is occurring under this Lease and subject to any termination of this Lease pursuant to Section 7.06 below or Section 7.07 below, Landlord agrees to repair and maintain (i) the structural portions of the Building, (ii) the exterior wall of the Building, including glass and glazing, (iii) the roof, (iv) the Common Areas, and (v) those portions of the Base Building Systems servicing the Building consisting of the mechanical portion of the heating, ventilation and air–conditioning system (but specifically excluding any ducts and vents running through and servicing the Leased Premises), the plumbing pipes extending to the point where such pipes first enter the Building (but specifically excluding any plumbing located within the Building and the fixtures and other plumbing within the bathrooms and kitchen areas of the Leased Premises), the electrical wiring extending to the main power panel of the Building (but specifically excluding any electrical wiring and equipment within the Building and any electrical outlets, switches and other equipment within the Leased Premises), the elevators, if any, within the Building, and the life safety systems within the Building.  Landlord’s obligation hereunder to repair and maintain is subject to the condition precedent that Landlord shall have received written notice of the need for such repairs and maintenance and a reasonable time to perform such repair and maintenance.  Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair.

             4.02     Landlord’s Right To Perform.  Without limiting any other rights or remedies of Landlord hereunder or at Law, in the event that Tenant fails or refuses to perform any of Tenant’s obligations hereunder after notice and the expiration of any applicable cure period, Landlord shall have the right, but not the obligation to perform such obligations for Tenant’s account, including, without limitation, the right to perform any repair, maintenance or replacement required to be performed by Tenant under Section 5.04 below Lease, and the right to pay any amounts due to the providers of any Utilities pursuant to Section 5.02 below.  All costs incurred by Landlord in performing any such obligations for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to fifteen percent (15%) of such costs.

             4.03     Graphics and Signage.  All signs, notices and graphics of every kind or character, visible in or from public corridors, the Common Area or the exterior of the Leased Premises shall be subject to Landlord’s prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion.  Without limiting the foregoing and subject to Landlord’s prior approval of the plans and specifications thereof (including, without limitation, the design, location, and size), Tenant shall have the right (“Exterior Signage Rights”) to install one (1) tenant identification sign at the top of the Building (the “Sign”), at Tenant’s sole cost and expense and in accordance with all applicable Laws (as defined in Section 5.09(a)), REAs (as defined in Section 5.12(d)) and any other private restrictions imposed against the Property (the “Applicable Requirements”).  Tenant shall erect the Sign in accordance with the plans and specifications approved by Landlord and all other requirements related to the installation of Alterations (as provided in Section 5.07 below), and at all times thereafter, Tenant shall maintain, at its sole cost and expense, the Sign in a good, clean and safe condition and in accordance with the Applicable Requirements, including all repairs and replacements thereto.  At the earlier to occur of (i) Landlord’s delivery of written notice to remove the Sign following the occurrence of any Event of Default hereunder, or (ii) upon the termination or earlier expiration of this Lease, Tenant shall promptly remove the Sign, in which event Tenant shall be responsible for and shall repair any damage to the Building resulting therefrom.  Tenant’s Exterior Signage Rights hereunder are personal to Deltagen, Inc. and may not be assigned or transferred except with the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion.  Tenant shall be responsible for obtaining all permits and approvals (governmental and private) necessary for the installation and maintenance of the Sign.  Notwithstanding the foregoing, if at any time Deltagen, Inc. no longer personally occupies (and specifically excluding any area of the Leased Premises occupied by any sublessee or assignee of Deltagen, Inc.) at least fifty–one percent (51%) of the square footage of the Building, Tenant’s Exterior Signage Rights granted hereunder shall terminate and be of no further force or effect and Tenant shall promptly thereafter remove the Sign, in which event Tenant shall be responsible for and shall repair any damage to the Building resulting therefrom.  If Tenant fails to remove the Sign as required under this Section 4.03, Landlord shall have the right, at Tenant’s expense, to remove the Sign.  Tenant shall indemnify, defend and protect Landlord and the Landlord Parties and hold Landlord and the Landlord Parties harmless from and against any and all, proceedings, losses, costs, damages, causes of action, liabilities, injuries or expenses arising out of or related to Tenant’s exercise of the Exterior Signage Rights granted hereunder, including, without limitation, any claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the installation or maintenance of the Sign on the Building.

             4.04     Peaceful Enjoyment.  So long as no Event of Default has occurred, Tenant shall peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof.  This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest hereunder.

ARTICLE 5

Tenant’s Covenants

             5.01     Payments By Tenant.  Tenant shall pay Rent at the times and in the manner herein provided.  All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due shall give rise to the rights and remedies provided for in Section 7.08.

             5.02     Utilities.  Tenant shall pay the cost of all water, sewer use, sewer discharge fees and permit costs and sewer connection fees, gas, heat, electricity, refuse pick-up, janitorial service, telephone and other telecommunications and all materials and services or other utilities (collectively, “Utilities”) applicable to the Leased Premises and/or Tenant, together with all taxes, assessments, charges and penalties added to or included within such cost.  Tenant shall arrange to be separately billed by the provider of such Utilities, provided, that to the extent that any such costs, fees and taxes are not separately billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord, within ten (10) days after receipt of an invoice therefor.  Tenant acknowledges that the Leased Premises, the Building and/or the Project may become subject to the rationing of Utility services or restrictions on Utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof.  Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Leased Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions.  Tenant agrees to comply with energy conservation programs implemented by Landlord by reason of rationing, restrictions or Laws.

               Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption, or failure of Utilities due to any cause whatsoever, or from failure to make any repairs or perform any maintenance.  No temporary interruption or failure of such services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or relieve Tenant from any of its obligations hereunder.  In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, drinking fountains or washstands, or other similar cause in, above, upon or about the Leased Premises, the Building, or the Project.  Notwithstanding the foregoing, in the event that Tenant is prevented from using, and does not use, the Leased Premises or any portion thereof, as a result of Landlord’s negligence or willful failure to perform the obligations set forth in clause (v) of Section 4.01 (hereinafter, an “Abatement Event”) then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Leased Premises or a portion thereof, in the proportion that the rentable area of the portion of the Leased Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Leased Premises; provided, however, that such abatement of Base Rent shall be allowed only to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased, or required to be purchased under Section 7.01 below, by Landlord as part of Building Operating Cost.

             5.03     Taxes On Personal Property and Alterations.  In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Building Operating Costs, Tenant shall be responsible for and shall pay prior to delinquency taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of its Alterations, on its interest pursuant to this Lease or on any use made of the Leased Premises or the Common Areas by Tenant in accordance with this Lease.  To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

             5.04     Repairs By Tenant.  Tenant shall, at all times and at Tenant’s sole cost and expense, maintain and repair the Leased Premises and keep the same in the same order and condition as received, reasonable wear and tear excepted.  Tenant shall not do nor shall Tenant allow the Tenant Parties to do anything to cause any damage, deterioration or unsightliness to the Leased Premises, the Building or the Project.  Tenant’s obligations hereunder shall include, without limitation: (i) the obligation to maintain and repair and keep the Leased Premises in same order and condition as received and, in connection therewith, repair and replace every part thereof, including, without limitation all walls, floors, ceilings, interior glass, windows, window frames and casements, interior doors and door frames and door closers, fixtures, interior lighting (including, without limitation, light bulbs and ballasts), the portions of the Building Systems not otherwise maintained by Landlord pursuant to clause (v) of Section 4.01 above, all communications systems serving the Building, signage, equipment, interior painting, and any roll-up doors, ramps and dock equipment, including, without limitation, dock bumpers, dock plates, dock seals, dock levelers and dock lights located in or about the Building, whatever the scope of the work of maintenance or repair required (excepting only those portions of the Building or the Project to be maintained by Landlord, as provided in Section 4.01 above), (ii) the obligation to furnish all expendables, including light bulbs, paper goods and soaps, used in the Leased Premises, and (iii) the obligation to repair all damage caused by Tenant or Tenant Parties to any portion of the Project, whatever the scope of the repair required.  Tenant shall repair all damage caused by removal of Tenant’s movable equipment or furniture or the removal of any Alterations permitted or required by Landlord, all as provided in Section 5.18.  Without limiting the foregoing, any work of repair and maintenance performed by or for the account of Tenant shall be performed by contractors approved by Landlord prior to commencement of the work and in accordance with procedures Landlord shall from time to time establish.  All such work shall be performed in compliance with all applicable laws, ordinances, rules and regulations and Tenant shall provide to Landlord copies of all permits and records of inspection issued or obtained by Tenant in connection therewith to establish such compliance.

             5.05     Waste.  Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises.

             5.06     Assignment or Sublease.

             (a)         If Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord written notice of such intent.  Tenant’s notice shall set forth the date any such assignment or sublease shall commence and be accompanied by an exact copy of the proposed agreements between Tenant and the proposed assignee or subtenant.  Tenant shall provide Landlord with (i) any additional information or documents reasonably requested by Landlord, within ten (10) days after receiving Tenant’s notice, and (ii) an opportunity to meet and interview the proposed assignee or subtenant, if requested by Landlord.

             (b)        Landlord shall then have a period of twenty (20) days following such interview and receipt of such additional information (or thirty (30) days from the date of Tenant’s original notice if Landlord does not request additional information or an interview) (“Landlord’s Review Period”) within which to notify Tenant in writing whether Landlord approves or disapproves of the proposed assignee or sublessee, provided, that Landlord’s approval shall not be unreasonably withheld so long as:  (i) the use of the Leased Premises by such proposed assignee or sublessee would be a Permitted Use; (ii) the proposed assignee or sublessee is of sound financial condition as determined by Landlord; (iii) the proposed assignee’s or sublessee’s use will not involve the storage, use, treatment or disposal of any Hazardous Material (except for Permitted Hazardous Materials transported, stored and used in accordance with the provisions of this Lease); (iv) the proposed use or the proposed assignee or sublessee would not cause the violation of any covenant or agreement of Landlord to any third party or would permit any other tenant to terminate its lease; and (v) the proposed subtenant or assignee does not then lease or occupy any other space in the Project, provided that the restriction contained within this item (v) shall only apply where Landlord has other space within the Project which would generally fit the proposed subtenant’s/assignee’s requirements and which could otherwise be made available for lease by such party.  Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease, and the sole remedy of Tenant shall be an action for injunctive or declaratory relief.

             (c)         Notwithstanding the provisions of Section 5.06(b) above, if any sublease or assignment proposed by Tenant involves (A) a proposed assignee or sublessee who is not an Affiliated Entity (as defined below), and (B) either (i) an area of greater than fifty percent (50%) of the Leased Premises (whether individually, or in the aggregate when taken together with any previously permitted sublease or assignment to the same party), or (ii) a sublet or assignment term of longer than four (4) years, then in addition to the approval rights granted to Landlord pursuant to Section 5.06(b) above, Landlord shall have the right, exercisable by written notice delivered to Tenant on or before the expiration of Landlord’s Review Period, to elect to terminate this Lease as to the space so affected as of the date so specified by Tenant in its notice under Section 5.06(a) above, in which event Tenant will be relieved of all further obligations hereunder as to such space.  For the purposes hereof, “Affiliated Entity” shall mean any firm or corporation which is either (x) a wholly owned subsidiary of the initial tenant hereunder, or (y) an entity which results from the merger or consolidation of the original tenant hereunder with another entity.

             (d)        For the purposes of this Section 5.06(d), the term “Transfer Costs” shall mean, with respect to any sublease or assignment, the following costs:  (i) reasonable and customary market–based leasing commissions, (ii) reasonable attorney’s fees, (iii) the reasonable costs of Alterations which have been approved by Landlord and are required to be made to the Leased Premises in connection with such sublease or assignment in order to separately demise the subleased or assigned premises, and (iv) fifty percent (50%) of the undepreciated portion of the reasonable costs incurred by Tenant in construction and installation of non–building standard heating, ventilation and air conditioning systems (“Non–Standard HVAC Systems”) servicing the laboratories, testing rooms or other research facilities, if any, located within the portion of the Leased Premises which is the subject of such sublease or assignment with such undepreciated portion to be determined by depreciating such costs incurred in construction and installation of the Non–Standard HVAC Systems on a straight–line basis over the portion of the initial Term of the Lease remaining following Tenant’s construction of such Non–Standard HVAC Systems; provided, however, that the costs identified as items (i), (ii) and (iii) shall only be included in Transfer Costs if they have been actually paid directly by Tenant in connection with any such sublease or assignment, and the costs identified as item (iv) shall only be included in Transfer Costs to the extent (1) that Landlord has approved the installation of such Non–Standard HVAC Systems in the same manner as other Alterations hereunder and, at the time of such approval, Landlord and Tenant have mutually agreed upon what items constitute such Non–Standard HVAC Systems and, following Tenant’s submission of invoices related to the construction and installation of such Non–Standard HVAC Systems, Landlord and Tenant have mutually agreed upon the actual reasonable costs associated with the same which are to be the subject of such item (iv); and (2) that such Non–Standard HVAC Systems are installed for the purpose of servicing laboratories, testing rooms or other research facilities, if any, located within the Leased Premises, as opposed to computer rooms, office areas and/or other non–laboratory areas of the Leased Premises.  Any rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder, after first deducting the applicable amortized portion of any Transfer Costs applicable to such sublease or assignment, shall be divided and paid fifty percent (50%) to Tenant and fifty percent (50%) to Landlord.  For the purposes of the aforesaid calculation, Transfer Costs, if any, shall be amortized on a straight–line basis over the term of such sublease or assignment.  Without limiting the foregoing, in the event that (x) a sublease or assignment of all or a portion of the Leased Premises includes laboratories, testing rooms or other research facilities, and (y) Tenant establishes to the reasonable satisfaction of Landlord that the sublease or assignment rent obtained under such sublease or assignment exceeds the sublease or assignment rent which would have been obtained if the subject space were general office space as opposed to laboratories, testing rooms or other research facilities (such aggregate excess rent being referred to herein as the “Laboratory Excess”), then Landlord will permit Tenant to include within the calculation of Transfer Costs those costs (“Laboratory Costs”) incurred by Tenant in construction and installation of any specialized laboratory improvements (as opposed to standard building improvements erected within general office space) (herein “Laboratory Improvements”), provided that (m) Landlord has previously approved the installation of such Laboratory Improvements in the same manner as other Alterations hereunder, (n) at the time of such approval, Landlord and Tenant mutually agreed upon the identity of the items that would constitute such Laboratory Improvements, and (o) following Tenant’s submission of invoices related to the construction and installation of such Laboratory Improvements, Landlord and Tenant mutually agreed upon the actual reasonable Laboratory Costs associated with the same.  For the purposes herein, Laboratory Costs shall not include any amounts with respect to Non–Standard HVAC Systems.  Notwithstanding anything to the contrary herein, Tenant shall not be allowed to include within the calculation of Transfer Costs any portion of the applicable Laboratory Costs which exceed the amount of the Laboratory Excess associated therewith after first deducting from such Laboratory Excess the costs set forth in item (iv) above.

             (e)         In any subletting undertaken by Tenant, Tenant shall diligently seek to obtain not less than Fair Market Rent for the space so sublet.  In any assignment of this Lease in whole or in part, Tenant shall seek to obtain from the assignee consideration reflecting a value of not less than Fair Market Rent for the space subject to such assignment.  Tenant shall provide to Landlord, upon Landlord’s demand, true and correct executed copies of the documents constituting such sublease or assignment and any amendments thereof during the Term.

             (f)         No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease.  Any assignment or subletting that conflicts with the provisions hereof shall be void.  No consent by Landlord to any subletting or assignment shall constitute a consent to any other assignment or subletting nor shall it constitute a waiver of any of the provisions of this Section 5.06 as they apply to any such future sublettings or assignments.

             (g)        Any assignee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease, provided that no such assumption shall be deemed a novation or other release of the prior Tenant.  Following any assignment, the obligations for which the prior Tenant remains liable under this Lease shall include, without limitation, any obligations arising in connection with any amendments to this Lease executed by Landlord and the assignee, whether or not such amendments are made with knowledge or consent of the prior Tenant.

             (h)        Tenant shall not market or otherwise offer space within the Leased Premises for sublease or assignment, nor shall Tenant enter into any subletting or assignment of this Lease until after the Term Commencement Date has occurred.

             (i)          Any improvements, additions, or alterations to the Building or the Project that are required by any law, ordinance, rule or regulation, or are deemed necessary or appropriate by Landlord as a result of any subletting or assignment hereunder, shall be installed and provided without cost or expense to Landlord.  Landlord may condition its consent to any proposed sublessee or assignee on the construction of improvements reasonably deemed necessary or appropriate by Landlord in order to separately demise the subleased or assigned premises.

             (j)          Landlord may hire outside consultants to review all assignment and subletting documents and information.  Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees, on demand.

             (k)         Without liability to Tenant, Landlord shall have the right to offer and to lease space in the Building, or in any other property, to any party, including, without limitation, parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, concerning assignment or subletting the Leased Premises, or any portion thereof.

             5.07     Alterations, Additions or Improvements.

             (a)           Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Leased Premises (collectively, “Alterations”) without obtaining the prior written consent of Landlord.  Landlord’s consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and the Building Systems, (iii) will not interfere with the use and occupancy of any other portion of the Building or the Project by any other tenant or their invitees, (iv) do not affect the structural portions of the Building, (v) do not and will not, whether alone or taken together with other improvements, constitute a violation of the Permitted Use of the Leased Premises, (vi) do not and will not, involve the demolition of current office improvements within the Building for the purpose of installation of any warehouse space or any laboratories, testing rooms or other research facilities, and (vii) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building or the Project.  With respect to all other proposed Alterations, Landlord may withhold its consent in Landlord’s sole and absolute discretion, provided, that with respect to any Alterations which involve the construction and installation of any laboratories, testing rooms or other research facilities, Landlord will not withhold its consent so long as (x) Tenant’s demonstrated then current Net Cash Position (as such term is defined within Section 5.14(b) below) at the time of Tenant’s request for consent to such Alterations is equal to or greater than Thirty Million Dollars ($30,000,000.00), (y) Tenant delivers the applicable Supplemental Credit (as defined within and within the time period required by Section 5.14(d) below), and (z) if requested by Landlord pursuant to Section 5.18 below, Tenant shall, as a part of the restoration obligations set forth in Section 5.18 below, remove such laboratories, testing rooms or other research facilities at the expiration or sooner termination of this Lease and restore the affected portions of the Leased Premises to the condition required within said Section 5.18 below.  In determining whether or not to consent to proposed Alterations, Landlord shall have the right (without limitation) to review plans and specifications for proposed Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work.  In addition, Landlord shall have the right to approve, which approval shall not be unreasonably withheld, Tenant’s engineers, architects and contractors who will be engaged in connection with Tenant’s construction and installation of any Alterations approved by Landlord.  Tenant shall supply to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder.  Landlord may hire outside consultants to review such documents and information and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees, upon demand.  All Alterations permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord.  Tenant shall pay Landlord, upon completion of any Alteration, a reasonable fee for Landlord’s supervision and administration of the installation thereof; provided, however, that such fee shall not be deemed to be “income” for purposes of calculating management cost recovery under Section 3.05(a)(vii).  The obligations of the parties with respect to removal of Alterations shall be controlled by Section 5.18.  Without limiting the foregoing, before Alterations may begin, Tenant shall provide Landlord with copies of valid building permits or other permits or licenses required for the construction of such Alterations and Tenant shall, at Tenant’s sole cost and expense, during the course of construction of any Alterations, maintain builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and such other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations, including, without limitation, naming Landlord and Mortgage Lender (as defined in Section 5.12 below) as loss payee under any such policy or policies.  In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractor(s) procure and maintain in full force and effect, during the course of construction of such Alterations, a “broad form” commercial general liability and property damage policy of insurance naming Landlord, Tenant and Mortgage Lender as additional insureds.  Such insurance shall have policy limits approved by Landlord, from time to time with reference to the scope of the Alterations to be performed, but in no event less than Three Million Dollars ($3,000,000.00) combined single limit for bodily injury or property damage in any one accident or occurrence, and shall contain a severability of interest clause or a cross liability endorsement.

             (b)          Subject to Landlord’s prior written approval of the plans and specifications therefor (including, without limitation, the location, size, and color of the equipment and all associated cabling and wiring to be installed by Tenant throughout the Building, including any penetrations of the roof membrane of the Building), during the Term, Tenant may, at its sole cost and expense, construct and maintain up to three (3) antennas on the roof of the Building together with related cabling and equipment (the “Antenna Equipment”).  Notwithstanding the foregoing, the location(s) of any penetration of the roof membrane of the Building shall be determined by Landlord in its sole and absolute discretion.  For the purposes herein, it shall be reasonable for Landlord to withhold its approval of the installation of any such Antenna Equipment which (i) will, in Landlord’s reasonable judgment, damage or impair the structural integrity of the Building (including the roof), (ii) will result in an unsafe condition affecting Landlord’s employees or contractors authorized to have access to the roof, or (iii) will interfere with any then existing equipment of Landlord located on the roof, or interfere with any then existing equipment or services of any third party, including any other tenant at the Project.  Upon receipt of Landlord’s prior written approval of the plans and specifications as set forth herein, Tenant shall erect the Antenna Equipment in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with the requirements for all other Alterations set forth in Section 5.07(a) above, and in a manner so as not to interfere with the use of the Project by any other tenant or occupant.  Tenant shall at all times operate and maintain the Antenna Equipment in a good, clean and safe condition, in accordance with all Laws (as defined in Section 5.09(a) below) and in a manner so as not to interfere with the use of the Project by any other tenant or occupant.  Tenant shall provide Landlord with reasonable advance written notice prior to entering upon the roof of the Building so that Landlord may, if it so desires, have a representative accompany Tenant onto the roof.  Upon the expiration or sooner termination of this Lease or Tenant’s right to possession of the Leased Premises, Tenant shall, at Tenant’s sole cost and expense, promptly remove the Antenna Equipment, including, without limitation, all associated wiring and cabling throughout the Building, and repair any damage to the Building resulting therefrom.  If Tenant fails to remove the Antenna Equipment on or before the expiration or sooner termination of this Lease or Tenant’s right to possession of the Leased Premises, Landlord may, at Tenant’s expense, remove the Antenna Equipment and perform the related restoration and repair work, and use, dispose of or take such other actions with respect to the Antenna Equipment as Landlord may deem appropriate, all without compensation or payment to Tenant.  Tenant shall indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from all Claims (as defined in Section 5.17 below) arising from or in any way directly or indirectly relating to the construction, installation, maintenance, use, operation or removal of the Antenna Equipment.

             5.08     Liens.  Tenant shall keep the Leased Premises and the Project free from any liens arising out of any (i) work performed or material furnished to or for the Leased Premises, and (ii) obligations incurred by or for Tenant or any person claiming through or under Tenant.  Tenant shall, within ten (10) business days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a bond fully satisfactory to Landlord in form and substance.  Landlord shall have the right at all times to post and keep posted on the Leased Premises any notices permitted or required by law, or that Landlord shall deem proper for the protection of Landlord, the Leased Premises, the Project and any other party having an interest therein, from mechanics’, materialmen’s and other liens.  If Tenant fails in its obligations to cause any such lien to be released of record within said ten (10) business day period, Landlord may cause such liens to be released by any means it deems proper, including, without limitation, payment of any such lien, at Tenant’s sole cost and expense.  All costs and expenses incurred by Landlord in causing such liens to be released shall be repaid by Tenant to Landlord immediately upon demand, together with an administration fee equal to twenty percent (20%) of such costs and expenses.  In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least fifteen (15) business days’ prior written notice before commencement of any construction on the Leased Premises.

             5.09     Compliance With Laws, Insurance Standards and Non-Discrimination.

             (a)         Tenant shall comply with all Laws, now or hereafter in force, as amended from time to time, in any way related to the use, condition or occupancy of the Leased Premises, regardless of when they become effective, including, without limitation, all applicable Hazardous Materials Laws, the Americans with Disabilities Act of 1990, as amended; provided however, that Tenant shall not be required to make or, except as provided in Section 3.05 above, pay for any capital improvements or structural changes to the Leased Premises or the Building not related to Tenant’s specific use of the Leased Premises unless the requirement for any such capital improvements or structural changes is imposed as a result of any Alterations made or proposed to be made at Tenant’s request.  Tenant shall immediately deliver to Landlord a copy of any notices received from any governmental agency in connection with the Leased Premises.  It is the intention of Tenant and Landlord that the obligations of Tenant under this Section 5.09 shall apply irrespective of the scope of work required to achieve such compliance.  Tenant shall promptly cure and satisfy all Hazardous Materials Claims arising out of or by reason of the activities or businesses of Tenant, its sub-tenants, or Tenant Parties or any employees, agents, contractors, officers, directors, partners, licensees, invitees and guests of Tenant’s sub-tenant.  Nothing done by Tenant in its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any governmental authority for structural or other upgrading of or improvement to the Project.

             (b)        Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is disreputable or productive of fire hazard, or permit anything to be done that would increase the rate of fire or other insurance coverage on the Project and/or its contents.  If Tenant does or permits anything to be done that shall increase the cost of any insurance policy required to be carried hereunder, then Tenant, at Landlord’s option, shall not be in default under this Lease, but shall reimburse Landlord, upon demand, for any such additional premiums.  Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.

             (c)         Tenant herein covenants by and for himself or herself, his or her heirs, executors, administrators and assigns, and all persons claiming under or through him or her, and this Lease is made and accepted upon and subject to the following conditions:  That there shall be no discrimination against, or segregation of, any person or group of persons on account of race, color, creed, religion, sex, marital status, sexual orientation, national origin or ancestry in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Leased Premises herein leased, nor shall Tenant, or any person claiming under or through him or her, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the Leased Premises herein leased.

             5.10     Entry For Repairs, Inspection, Posting Notices, Etc.  After reasonable notice (except in emergencies where no such notice shall be required), Landlord or Landlord Parties shall have the right to enter the Leased Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs to the Building or other areas of the Project or to make alterations of the Project (with the exception of alterations to the interior areas of the Building), to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Leased Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that in exercising any such right of entry Landlord shall not unreasonably interfere with Tenant’s business operations.  Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry or about the Project.

             5.11     No Nuisance.  Tenant shall conduct its business and control Tenant Parties without creating any nuisance, or interfering with, annoying, endangering or disturbing any other tenant or Landlord in its operation of the Project.  Tenant shall not place any loads upon the floor, walls or ceiling of the Leased Premises that endanger the structure nor place any harmful liquids or Hazardous Material in the drainage system of the Building.  Tenant shall not permit any vibration, noise or odor to escape from the Leased Premises and shall not do or permit anything to be done within the Leased Premises which would adversely affect the quality of the air in the Building or about the Project.  Tenant shall promptly provide Landlord with copies of all permits issued to Tenant by the Bay Area Air Quality Management District (the “Air Management District”) and any other governmental agency responsible for or having jurisdiction over matters related to air quality, together with copies of all correspondence between Tenant and the Air Management District or such other agencies.  Tenant acknowledges that the Project is a first-class office and research and development campus and that “objectionable odors” is a subjective standard.  Accordingly, Tenant agrees that, if Landlord in its sole and absolute discretion determines that odors emanating from the Premises are leading to chronic complaints from other tenants and occupants of the Project, Tenant shall promptly use its best efforts to correct the situation, at Tenant’s sole cost and expense, to Landlord’s satisfaction.  Such measures to be taken by Tenant shall include, without limitation, the hiring of special consultants and the making of capital improvements to the Leased Premises, including, without limitation, the replacing or upgrading of equipment.  Without limiting the provisions of Section 5.07(a) above, in the event that Landlord approves the installation and construction of any laboratories, or testing rooms or other research facilities within the Leased Premises, then as a component of any Alterations made by Tenant to the Leased Premises, Tenant shall install fume hoods, as well as a rooftop venting and exhaust system designed to increase the velocity of exhaust such that any odors shall be discharged high into the atmosphere in order to minimize the risk of odors detectable at ground level.  In addition, Tenant shall install and utilize such additional venting, exhaust and quenching systems, including, without limitation, base quenching, distillation units, acid quenching, and mechanical exhaust/filtration systems, as appropriate to reduce the risk of emanation of such odors in or about the Project.  In all events, and irrespective of whether or not Landlord has received chronic complaints from other tenants or occupants of the Project, Tenant shall strictly comply with the measures set forth in this Section 5.11 and any additional measures reasonably required by Landlord from time to time to eliminate the emanation of objectionable odors from the Leased Premises.  Without limiting any other rights or remedies of Landlord under this Lease, Landlord reserves the right, after providing Tenant notice of and a reasonable opportunity to cure any problems relating to odors, to take such actions as Landlord deems necessary in its sole and absolute discretion to eliminate any such odors emanating from the Leased Premises.  Tenant shall promptly reimburse Landlord upon demand for all costs incurred by Landlord in enforcing its rights under this Section 5.11.

             5.12     Subordination; Mortgagee Protection; Reciprocal Easement Agreements.

             (a)         Tenant agrees that, upon Tenant’s receipt of a subordination, non–disturbance and attornment agreement, this Lease and the rights of Tenant hereunder are subject and subordinate to the holder of or beneficiary under any mortgage or deed of trust whether now or in the future encumbering the Project (the “Mortgage Lender”) and to any and all advances made thereunder, and interest thereon, and all modifications, renewals, supplements, consolidations and replacements thereof.  Tenant agrees, however, that the Mortgage Lender may at its option, unilaterally elect to subordinate, in whole or in part, by an instrument in form and substance satisfactory to such Lender, the lien of such mortgage or deed of trust to this Lease.  In such case, Tenant agrees to execute promptly and to deliver to Landlord or such Mortgage Lender any such subordination instrument or instruments requested by such Lender and agrees that if it fails or refuses to do so within fifteen (15) days after written request therefor by Landlord or such Mortgage Lender, such failure or refusal shall constitute a default by Tenant under this Lease, but such failure or refusal shall in no way affect the validity or enforceability of any such subordination made by such Mortgage Lender.

             (b)        Any successor in interest to any Mortgage Lender shall not be bound by (i) any payment of Gross Rent for more than one (1) month in advance, or (ii) any amendment or modification of this Lease made without the written consent of the Mortgage Lender.  Nothing herein contained shall be deemed to impose upon the person or party succeeding to the interest of Landlord as a result of the enforcement of such mortgage or first deed of trust by any Mortgage Lender, any obligation for defaults on the part of Landlord, and any person or party succeeding to possession of the Project as a successor to Landlord shall be subject to Landlord’s obligations hereunder only during the period of such persons’ or party’s ownership.

             (c)         Tenant shall not sue, seek any remedy or enforce any right against Landlord until (a) Tenant gives written notice to any Mortgage Lender and (b)  if Landlord shall have failed to cure the default which would otherwise be the subject of such matter within the time period provided for in this Lease, then the Mortgage Lender shall have an additional forty–five (45) days after the expiration of such time period, or after receipt of such notice from Tenant (whichever shall last occur) within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such forty–five (45) days, any Mortgage Lender has commenced and is diligently pursuing the remedies necessary to cure such default, in which event this Lease shall not be terminated, provided, that it is agreed that the Mortgage Lender shall have no obligation to Tenant to cure or remedy any act or omission of Landlord.

             (d)        Tenant agrees that this Lease and the rights of Tenant hereunder are subject and subordinate to any easements, reciprocal easement agreements, rights of way, covenants, conditions and restrictions or similar property interests, whether now or in the future affecting the Project (collectively, the “REAs”); provided, however, that any future REAs shall not materially adversely affect any specific rights granted to Tenant hereunder.  Landlord represents to Tenant that Landlord has not personally created any REAs encumbering or otherwise affecting the Project as of the date of Landlord’s execution of this Lease.  Tenant agrees to execute promptly and to deliver to Landlord any subordination instrument or instruments requested by Landlord and agrees that if it fails or refuses to do so within fifteen (15) days after written request therefor by Landlord, such failure or refusal shall constitute a default by Tenant under this Lease, but such failure or refusal shall in no way affect the validity or enforceability of any such subordination.

             5.13     Estoppel Certificate.  Within ten (10) days of a written request from the other party, Landlord or Tenant, as applicable, shall execute estoppel certificates addressed to (i) in the case of a request by Landlord, Landlord and (1) any mortgagee or prospective mortgagee of Landlord, or (2) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a form specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require, and (ii) in the case of a request by Tenant, (1) a prospective lender or other financier of Tenant, or (2) a prospective sublessee or assignee who has been approved by Landlord in accordance with Section 5.06 above; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof, although the party delivering such estoppel certificate shall be bound by the statements made in such certificate.  In the event that Landlord or Tenant, as applicable fails or refuses to deliver such an estoppel certificate to the requesting party within ten (10) days of a written request from such requesting party, then the requesting party may give to Landlord or Tenant, as applicable, a second notice, reiterating the request that Landlord or Tenant, as applicable, execute an estoppel certificate and stating that, if Landlord or Tenant, as applicable, fails to do so within five (5) days of the receipt of such second notice from the requesting party, that Landlord or Tenant, as applicable, shall be deemed to be bound by the statements set forth in the form of certificate which the requesting party delivered to Landlord or Tenant, as applicable.  In the event that Landlord or Tenant, as applicable, fails to deliver an estoppel certificate in the form specified by the requesting party within five (5) days of the receipt by Landlord or Tenant, as applicable, of such second notice from the requesting party, Landlord or Tenant, as applicable, shall conclusively be deemed, without exception, to have acknowledged the correctness of the statements set forth in the form of certificate which the requesting party delivered, and Landlord or Tenant, as applicable, shall be estopped from denying the correctness of each such statement, such that the requesting party together with the applicable parties on behalf of which such requesting party may request such estoppel certificate, as referenced above, may rely on the correctness of the statements in such form of certificate, as if made and certified by Landlord or Tenant, as applicable.  A failure by Tenant to deliver an estoppel certificate in the form specified by Landlord within fifteen (15) days of the receipt by Tenant of an initial request from Landlord for such certificate shall also constitute a material breach of this Lease by Tenant.

             5.14     Letter of Credit.

             (a)           Upon execution of this Lease, Tenant shall deliver to Landlord, by wire transfer of immediately available funds, cash in the amount of One Million Seven Hundred One Thousand Four Hundred Eighty–One Dollars ($1,701,481.00) (hereinafter, the “Cash Equivalent”), as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease.  Within fifteen (15) business days after the execution of this Lease, Tenant shall, at Tenant’s sole cost and expense, deliver to Landlord the Letter of Credit described below in an amount equal to the “LC Face Amount” (as defined below) then required to be maintained hereunder, as a substitution for and replacement of the Cash Equivalent, which Letter of Credit will thereafter be held as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease.  Tenant shall deliver the original Letter of Credit to Hines, 101 California Street, Suite 1000, San Francisco, California 94111, Attn:  Lisa Burke Lewis, and shall provide a copy thereof to Morrison & Foerster LLP, 425 Market Street, 32nd Floor, San Francisco, California 94105, Attn: Stephan C. Wagner.  For the purposes herein, the “LC Face Amount” shall mean the aggregate total of (v) the amount set forth in the Basic Lease Information, plus (w) the aggregate amount of all Supplemental Credits (as defined below), if any, plus (x) the aggregate amount of all First Opportunity Credits (as defined below), if any, plus (y) the aggregate amount of the Heartport Lease Termination Credit (as defined in Section 7.34(a) below), if any, plus (z) the aggregate amount of the Heartport Expansion Option Credit (as defined in Section 7.34(b) below).  Within five (5) business days after Landlord’s receipt and written approval of the original Letter Credit together with Tenant’s written wiring instructions for return of the Cash Equivalent and written notification (which notification must be given to all of the parties specified above in this Section 5.14(a)), Landlord shall return to Tenant the Cash Equivalent; provided that, if Landlord fails to so return the Cash Equivalent to Tenant then such Cash Equivalent shall accrue interest at a rate equal to ten (10%) annually for each day that Landlord fails to so return such Cash Equivalent and Tenant may off–set the amount of such Cash Equivalent plus any applicable interest against the Gross Rent coming due from and after the second month of the initial Term.  Notwithstanding the foregoing, neither the Letter of Credit nor any Letter of Credit Proceeds (as defined below) shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure of Landlord’s damages upon Tenant’s default.  The Letter of Credit shall be maintained in effect from the Effective Date through the date that is forty-five (45) days after the Expiration Date (the “LC Termination Date”).  On the LC Termination Date, Landlord shall return to Tenant the Letter of Credit and any Letter of Credit Proceeds then held by Landlord (other than those Letter of Credit Proceeds Landlord is entitled to retain under the terms of this Section 5.14(a)); provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder.  Landlord shall not be required to segregate the Letter of Credit Proceeds from its other funds and no interest shall accrue or be payable to Tenant with respect thereto.  Landlord may (but shall not be required to) draw upon the Letter of Credit and use the proceeds therefrom (the “Letter of Credit Proceeds”) or any portion thereof (i) to cure any default under this Lease and to compensate Landlord for any loss or damage Landlord incurs as a result of such default, (ii) to repair damage to the Leased Premises caused by Tenant, (iii) to clean the Leased Premises upon termination of this Lease, and (iv) to reimburse Landlord for the payment of any amount which Landlord may spend or be required to spend by reason of Tenant’s default, it being understood that any use of the Letter of Credit Proceeds shall not constitute a bar or defense to any of Landlord’s remedies set forth in Section 7.08(b) below.  In such event and upon written notice from Landlord to Tenant specifying the amount of the Letter of Credit Proceeds so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit in an amount equal to the full LC Face Amount.  Tenant’s failure to deliver such replacement Letter of Credit to Landlord within ten (10) business days of Landlord’s notice shall constitute an Event of Default hereunder.  In the event Landlord transfers its interest in this Lease, Landlord shall transfer the Letter of Credit and any Letter of Credit Proceeds then held by Landlord to Landlord’s successor in interest and Landlord or the transferee shall provide written notice of such transfer to Tenant and the Bank, and thereafter Landlord shall have no further liability to Tenant with respect to such Letter of Credit or Letter of Credit Proceeds.

             (b)        Tenant shall have the right to make a one time request for Landlord’s consent, which consent shall not be withheld except as specifically provided below, to a one time reduction of the then current LC Face Amount by the amount of Five Hundred Sixty–Seven Thousand One Hundred Sixty And 50/100ths Dollars ($567,160.50), which request may be submitted at any time after the July 1, 2003, but which reduction shall not take place before the second anniversary of the Term Commencement Date.  Notwithstanding the foregoing, Landlord may withhold its consent to such reduction only if (i) (x) an Event of Default is occurring under this Lease, or (y) there is then occurring any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder, either at the time of Tenant’s submission of such request for reduction of the LC Face Amount or the time that such reduction is to take place (provided that, in the case of clause (y) above, such event shall not act to void Tenant’s right to request Landlord’s consent to such one time reduction of the then current LC Face Amount unless such event continues to occur after Landlord has provided Tenant with five (5) days written notice of its existence), or (ii) Tenant’s demonstrated Net Cash Position (as defined below) at the time of such request is less than Sixty–Five Million Dollars ($65,000,000.00) as shown by evidence delivered by Tenant to Landlord on or promptly after the date of Tenant’s delivery of such request for consent.  For the purposes of this Lease, Tenant’s “Net Cash Position” shall mean (x) the aggregate amount of the following items:  (1) cash on hand; (2) dollar demand deposits maintained in the United States with any commercial bank and dollar time deposits maintained in the United States with, or certificates of deposit having a maturity of one year or less issued by, any commercial bank or other financial institution acceptable to the Landlord; (3) direct obligations of, or unconditionally guaranteed by, the United States and having a maturity of one year or less; and (4) readily marketable commercial paper having a maturity of one year or less, issued by any corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and rated by Standard & Poor’s or Moody’s (or, if neither such organization shall rate such commercial paper at any time, rated by any nationally recognized rating organization in the United States) with the highest rating assigned by such organization, less (y) the aggregate amount of Tenant’s then known and reasonably anticipated liabilities which will either become due or be reasonably anticipated to become due during the twelve (12) month period immediately following the date of Tenant’s request for reduction of the LC Face Amount, including, without limitation the aggregate amount of all principal and interest payments due under any loan obligations of Tenant during such twelve (12) month period.

             (c)         As used herein, Letter of Credit shall mean an unconditional, standby irrevocable letter of credit (herein referred to as the “Letter of Credit”) issued by Wells Fargo Bank, N.A. or the San Francisco office of a major national bank insured by the Federal Deposit Insurance Corporation, with assets of not less than Fifty Billion Dollars ($50,000,000,000.00) and otherwise satisfactory to Landlord (collectively, the “Bank”), naming Landlord as beneficiary, in the amount of the LC Face Amount, and otherwise in form and substance satisfactory to Landlord.  The Letter of Credit shall be for a minimum one–year term and shall provide:  (i) that Landlord may make partial and multiple draws thereunder, up to the face amount thereof; (ii) that Landlord may draw upon the Letter of Credit up to the full amount thereof and the Bank will pay to Landlord the amount of such draw upon receipt by the Bank of a sight draft signed by Landlord and accompanied by a written certification from Landlord to the Bank stating either that:  (A) a default has occurred and is continuing under this Lease and any applicable grace period has expired or Landlord is otherwise entitled to draw on the Letter of Credit under the terms of the Lease, or (B) Landlord has not received notice from the Bank at least thirty (30) days prior to the then current expiry date of the Letter of Credit that the Letter of Credit has been renewed by the Bank for at least one (1) year beyond the relevant annual expiration date or, in the case of the last year of the Term, forty-five (45) days after the Expiration Date, together with a replacement Letter of Credit or a modification to the existing Letter of Credit effectuating such renewal, and Tenant has not otherwise furnished Landlord with a replacement Letter of Credit as hereinafter provided; (iii) that the beneficial interest under the Letter of Credit shall be freely transferable one or more times and, therefore, in the event of the assignment or other transfer of the interest of Landlord (or any successor Landlord) under this Lease, the Letter of Credit shall be freely transferable by Landlord (or such successor), without recourse and without the payment of any fee or consideration by Landlord, such assignee or transferee, or any future assignees or transferees, to the assignee or transferee of such interest and the Bank shall confirm the same to Landlord (or such successor) and such assignee or transferee; and (iv) in the event that a fee or other consideration is payable by Tenant in connection with the transfers referenced in item (iii) above, the payment of such fee shall not be a condition precedent to the effectiveness of any such transfer or any future draws upon such Letter of Credit, and the Bank shall confirm the same to Landlord (or such successor) and such assignee or transferee.  In the event that the Bank shall fail to (y) notify Landlord that the Letter of Credit will be renewed for at least one (1) year beyond the then applicable expiration date (or, in the case of the last year of the Term, forty-five (45) days after the Expiration Date), and (z) deliver to Landlord a replacement Letter of Credit or a modification to the existing Letter of Credit effectuating such renewal, and Tenant shall not have otherwise delivered to Landlord, at least thirty (30) days prior to the relevant annual expiration date, a replacement Letter of Credit in the amount required hereunder and otherwise meeting the requirements set forth above, then Landlord shall be entitled to draw on the Letter of Credit as provided above, and shall hold the proceeds of such draw as Letter of Credit Proceeds pursuant to Section 5.14(a) above until Tenant delivers to Landlord an acceptable replacement Letter of Credit satisfying the requirements of this Section 5.14.

             (d)        Notwithstanding anything to the contrary contained in this Lease, if at any time after the date of this Lease Landlord approves the construction by Tenant of any Alterations comprising laboratories, testing rooms or other research facilities, then prior to commencement of construction of such Alterations Tenant shall deliver to Landlord an amendment to the Letter of Credit increasing the then-current LC Face Amount by an amount equal to the product of the applicable “Multiplier” (as defined below) multiplied by the number of square feet of such laboratories, testing rooms or other research facilities to which Landlord consents and Tenant constructs in accordance with Section 5.07 above (each such increase being herein referred to as a “Supplemental Credit” and all such credits being referred to herein collectively as the “Supplemental Credits”).  (The amount of each Supplemental Credit will initially be determined in accordance with the Multiplier in effect on the date that Tenant is first obligated to deliver an amendment to the Letter of Credit in relation to such Supplemental Credit.)  Notwithstanding the foregoing, upon each renewal of the Letter of Credit in accordance with Section 5.14(c), the amount of any Supplemental Credits, if any, then included within the LC Face Amount shall be recalculated in accordance with the Multiplier which is in effect on the date of such renewal.  For the purposes herein, the term “Multiplier” shall mean (i) with respect to months 1 through 34 of this Lease, the amount of Fifty Dollars ($50.00); (ii) with respect to months 35 through 46 of this Lease, the amount of Forty–Four Dollars ($44.00); (iii) with respect to months 47 through 58 of this Lease, the amount of Thirty–Eight Dollars ($38.00); (iv) with respect to months 59 through 70 of this Lease, the amount of Thirty–Two Dollars ($32.00); (v) with respect to months 71 through 82 of this Lease, the amount of Twenty–Six Dollars ($26.00); and (vi) with respect to months 83 through the Term Expiration Date, the amount of Twenty Dollars ($20.00).

             (e)         Notwithstanding anything to the contrary contained in this Lease, if at any time after the date of this Lease Tenant accepts any First Opportunity Space, pursuant to Section 7.33 below, then within ten (10) business days after the exercise of the Right of First Opportunity applicable to such First Opportunity Space, Tenant shall deliver to Landlord an amendment to the Letter of Credit increasing the then-current LC Face Amount by an amount equal to nine (9) months Base Rent applicable to such First Opportunity Space or, if the conditions precedent to Tenant’s reduction of the LC Face Amount, in accordance with Section 5.14(b) above have been satisfied, six (6) months Base Rent applicable to such First Opportunity Space (each increase being herein referred to as a “First Opportunity Credit” and all such credits being referred to herein collectively as the “First Opportunity Credits”).

             5.15     Tenant’s Remedies.  Tenant shall look solely to Landlord’s interest in the Building for recovery of any judgment from Landlord, provided, that such interest in the Building shall be deemed to be an amount which is equal to the lesser of (a) the interest in the Building of the then current Landlord, or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to eighty percent (80%) of the fair market value of the Building, provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, the Building or the Leased Premises.  Landlord and Landlord Parties shall not be personally liable for any such judgment.  Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust to which Section 5.12 applies or may apply.

             5.16     Rules and Regulations.  Tenant shall comply with the Rules and Regulations for the Project attached as Exhibit B and such amendments thereto as Landlord may adopt from time to time with prior notice to Tenant; provided, however, that Landlord shall not enforce or amend such Rules and Regulations with respect to tenants of the Project in a discriminatory manner.  Landlord shall not be liable to Tenant for or in connection with the failure of any other tenant of the Project to comply with any rules and regulations applicable to such other tenant under its lease.  Notwithstanding anything to the contrary herein or in any Rules and Regulations, in the event of a conflict between the terms of this Lease and the terms of any Rules and Regulations, now existing or hereafter adopted, the terms of this Lease shall prevail.

             5.17     Hazardous Materials.

             (a)         Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant or Tenant Parties without the prior written consent of Landlord, save and except only for Permitted Hazardous Materials, which Tenant may bring, store and use in reasonable quantities for their intended use in the Leased Premises, but only in full compliance with all Hazardous Materials Laws and otherwise in a safe and prudent manner.  If Tenant breaches the obligations stated in the preceding sentence, or if contamination of the Leased Premises by Hazardous Material occurs which is caused by Tenant or Tenant Parties, or arises out of the activities of Tenant or those of Tenant Parties (or those of its subtenants), then Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, diminution in value of the Leased Premises, damages for the loss or restriction on use of rentable or useable space or of any amenity of the Leased Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) (collectively, “Claims”) which arise during or after the Term as a result of such contamination.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

             (b)        Tenant shall immediately notify Landlord of (i) any inquiry, test, investigation or enforcement proceeding by any governmental agency or authority against Tenant, Landlord or the Leased Premises, Building or Project relating to any Hazardous Materials or under any Hazardous Materials Laws, or (ii) the occurrence of any event or existence of any condition that would cause a breach of any of the covenants set forth in this Section 5.17.

             5.18     Surrender of Premises On Termination.  On or before the ninetieth (90th) day preceding the Term Expiration Date, Tenant shall notify Landlord in writing of the precise date upon which Tenant plans to surrender the Leased Premises to Landlord.  On expiration of the Term, Tenant shall quit and surrender the Leased Premises to Landlord, broom clean, in good order, condition and repair as required by Section 5.04, with all of Tenant’s movable equipment, furniture, trade fixtures and other personal property removed therefrom.  Notwithstanding anything to the contrary herein, unless Tenant has obtained Landlord’s agreement in writing that it can remove any Alteration, all Alterations shall be surrendered with the Leased Premises in the same condition as when received, reasonable wear and tear (but only to an extent consistent with the Leased Premises remaining in good condition and repair) and casualty damage excepted.  Any property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may store such property in Tenant’s name at Tenant’s expense, and/or dispose of the same in any manner permitted by law.  Notwithstanding the foregoing, if Landlord desires to have the Leased Premises, or any part or parts thereof, restored to a condition that existed prior to the making of any Alterations, Landlord shall so notify Tenant in writing not later than sixty (60) days prior to the regularly scheduled Term Expiration Date (or if this Lease is sooner terminated, upon the date of such termination); and upon receipt of such notice, Tenant shall, at Tenant’s sole cost and expense, so restore the Leased Premises, or such part or parts thereof, before the regularly scheduled Term Expiration Date (or if this Lease is sooner terminated, within ten (10) days thereafter), provided that, with respect to any laboratories, testing rooms or other research facilities constructed within the Leased Premises for which Landlord requires removal, Tenant shall remove such laboratories, testing rooms or other research facilities and shall restore the area of the Leased Premises affected thereby to a drywall shell condition.  Tenant shall repair at its sole cost and expense, all damage caused to the Leased Premises or the Project by removal of Tenant’s movable equipment or furniture and such Alterations as Tenant shall be allowed or required to remove from the Leased Premises by Landlord.  Without limiting the foregoing, Tenant acknowledges and hereby agrees that Landlord’s rights to require removal of any Alterations hereunder shall extend to the right to require removal of any conduit, wiring, cabling or other telecommunications equipment located installed anywhere within the Project by or on behalf of Tenant.  If the Leased Premises are not surrendered as of the end of the Term in the manner and condition herein specified, Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all Claims resulting from or caused by Tenant’s delay or failure in so surrendering the Leased Premises, including, without limitation, any Claims made by any succeeding tenant due to such delay or failure.  Tenant acknowledges that Landlord will be attempting to lease the Leased Premises with any such lease to be effective upon expiration of the Term, and failure to surrender the Leased Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible hereunder to the full extent thereof.

             5.19     Window Coverings.  All window coverings shall be provided by Tenant, at its sole cost and expense, and shall comply with Landlord’s standard Building window covering.  Tenant shall not place or maintain any window coverings, blinds or drapes on any exterior window, other than those in compliance with Landlord’s standards, without Landlord’s prior written approval which Landlord shall have the right to grant or withhold in its absolute and sole discretion exercised in good faith.  Tenant acknowledges that breach of this covenant will directly and adversely affect the exterior appearance of the Project and the operation of the heating, ventilation or air conditioning systems.

             5.20     Tenant’s Right to Repair.

             (a)         Without limiting Tenant’s other rights hereunder, if Landlord fails to perform any of its obligations under this Lease and such failure (i) materially and adversely affects Tenant’s use and occupancy of the Building for the operation of Tenant’s business therein; and (ii) continues for more than ten (10) business days after written notice from Tenant to Landlord of such failure (or if the nature of the failure is such that it cannot be cured within said ten (10) business day period, then if Landlord fails to commence to cure the original failure within said ten (10) business day period or thereafter fails to diligently prosecute the cure of such original failure to completion) then Tenant may give Landlord a second notice of such original failure, reiterating the request that Landlord cure such failure and stating that, if Landlord fails to commence cure of such original failure within seven (7) days of the receipt of such second notice from Tenant, that Tenant will elect to promptly thereafter commence the cure of such failure by Landlord in the performance of its obligations hereunder.  If Tenant elects, at Tenant’s sole option, to deliver the second notice of failure and election to cure, then following Tenant’s completion of the cure of such failure by Landlord, Tenant shall have the right to demand reimbursement from Landlord for all reasonable costs of performing such cure that are incurred by Tenant.  If Tenant demands reimbursement of such reasonable costs from Landlord in writing and Landlord fails to pay such reasonable costs within ten (10) business days after Landlord’s receipt of Tenant’s written demand therefore together with all invoices related to such costs for which Tenant is seeking reimbursement, then at the election of Tenant the matter shall be submitted to arbitration in accordance with Section (b) below.  If Tenant obtains an award of such reasonable costs in an arbitration performed in accordance with Section (b) below and Landlord fails to pay the amount of such reasonable costs so awarded to Tenant within ten (10) business days after the date that such arbitration award is rendered, Tenant shall have the right to offset the amount of such reasonable costs of cure of the Landlord default, as so awarded in such arbitration, from the Base Rent payable under this Lease.

             (b)        Upon written request of Tenant delivered to Landlord following Landlord’s failure or refusal to pay any amounts demanded in accordance with Section 5.20(a) above, Landlord and Tenant shall arbitrate: (i) whether Landlord had actually failed in the performance of its obligations under this Lease; (ii) If there was a failure by Landlord then whether Tenant had a right to cure such failure by Landlord under this Section 5.20; and (iii) if Tenant had such a right to cure, whether and to what extent the costs incurred by Tenant to cure the failure by Landlord were reasonable in type and amount.  The arbitration shall be conducted and determined in the City of Redwood City in accordance with the then–prevailing commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes (collectively, “AAA”), except as modified by this Section 5.20(b).  The decision rendered in any arbitration shall be binding upon the parties hereto and may be entered in any court having jurisdiction over the Project.  Notwithstanding the AAA rules, any arbitration under this Section 5.20(b) shall be held before a single arbitrator who shall be experienced in the areas of law raised by the subject matter of the dispute.  Lists of prospective arbitrators shall include retired judges.  Notwithstanding the AAA rules, the parties shall use their best good faith efforts to select an arbitrator within forty–five (45) days after Tenant’s delivery of a written request to arbitrate and the parties shall use their best good faith efforts to complete the arbitration within ninety (90) days after Tenant’s delivery of a written request to arbitrate, provided that (a) any party may strike from a list of prospective arbitrators any individual who is regarded by that party as not appropriate for the dispute; and (b) if the arbitrator appointment cannot be made from the initial list of prospective arbitrators circulated by the AAA, a second list shall be circulated and exhausted before the AAA is empowered to make the appointment.  The arbitrator shall render his/her decision and award in writing with counterpart copies to each party.  The arbitrator shall have no power to modify the provisions of this Lease.  Subject to the prevailing party’s right to reimbursement pursuant to Section 7.13 below, each party shall pay the fees and costs of its own counsel and the fees payable to the arbitrator shall be borne equally by the parties.

ARTICLE 6

Condition and Operation of the Building

             6.01     As-Is Condition.  Tenant understands and agrees that the Leased Premises, including, without limitation, the existing improvements therein and the Building Systems servicing the Leased Premises, shall be leased by Tenant in its existing As-Is condition without any improvements, alterations, upgrades or enhancements by Landlord, provided that, Landlord shall deliver the Leased Premises to Tenant with all currently existing Building Systems in good working order for general office uses, and to the extent that any portion of the Leased Premises is significantly damaged in the course of Kana’s vacating of the Leased Premises then Landlord shall reasonably enforce any provisions within Kana’s former lease of the Leased Premises with respect to restoration and repair of the Leased Premises upon Kana’s vacating of the same, including, without limitation, application of the proceeds of any security deposit currently held by Landlord with respect to Kana’s lease towards the costs of repair and restoration of the Leased Premises, all in accordance with the terms and conditions set forth within the lease between Landlord and Kana.  Landlord hereby represents to Tenant that, to Landlord’s actual knowledge without duty of investigation, there are no currently existing material defects in the Leased Premises or the Building Systems as of the date of this Lease which have not otherwise been previously disclosed to Tenant.  Landlord shall have no other obligation of any kind or character, express or implied, with respect to the condition of the Leased Premises or the suitability thereof for Tenant’s purposes or with respect to alterations, additions, improvements, upgrades or enhancements to the Leased Premises, the Building Systems, the Building or the Project, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters.  By entry hereunder, Tenant accepts the Leased Premises as suitable for Tenant’s intended use and as being in good and sanitary operating order, condition and repair, As-Is and without representation or warranty by Landlord as to the condition, use or occupancy which may be made thereof.

             6.02     Alteration of Project.  Landlord may, at any time and from time to time:  (i) make structural modifications and/or seismic modifications that are either required to be performed by Landlord in accordance with the provisions of this Lease or otherwise required by any Laws affecting the Building; (ii) make external alterations to the Building; (iii) change, add to, eliminate or reduce the extent, size, shape or configuration of any aspect of or improvement within the Project (with the exception of the Building) or its operations (including, without limitation, parcelizing the Project into one or more separate legal lots and/or realigning boundary lot lines of any such legal lots now or hereafter comprising the Project (collectively “Parcelization”)); and (iv) change the name, number or designation by which the Building or the Project is commonly known.  None of the foregoing acts shall be deemed an actual or constructive eviction of Tenant, shall entitle Tenant to any reduction of Rent or shall result in any liability of Landlord to Tenant, provided, that, in the event item (iii) results from Landlord’s independent actions (as opposed to any requirement imposed by any state, city, or county governmental or quasi-governmental authority having jurisdiction over the Project or otherwise resulting from the actions of any state, city or county governmental or quasi-governmental authority), then Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in changing addresses on stationery, business cards, directories and other such items in a sum not to exceed Five Hundred Dollars ($500.00).  Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Leased Premises, the Building and other portions of the Project, including, without limitation, the exclusive right to use all exterior walls, roofs and other portions of the Building (including, without limitation, the right to install any equipment, antennas, signs, notices or other promotional items).  Without limiting the foregoing, Tenant agrees to fully cooperate with Landlord to allow Landlord to accomplish any such Parcelization, as referenced in clause (ii) above, and acknowledges that, the real property currently comprising the Project may be operated as an integrated project irrespective of any such Parcelization.

ARTICLE 7

Casualty, Eminent Domain and Miscellaneous Matters

             7.01     Landlord’s Insurance.  Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Project against loss or damage by fire or other insurable hazards (that may include earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full insurable value thereof, exclusive of excavations and foundations; provided, however, that Landlord shall not be obligated to insure any of Tenant’s furniture, equipment, machinery, trade-fixtures, goods or supplies (“Tenant’s Personal Property”), or any Alterations that Tenant may make upon the Leased Premises.  If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates and such excess is in any way related to the Alterations or to the nature of Tenant’s operations in the Leased Premises, including, without limitation, a determination that such operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium.  Landlord shall maintain, or cause to be maintained, a policy or policies of rental interruption insurance with respect to the Building in an amount equal to not less than one (1) year of Base Rent payable hereunder.  All insurance proceeds payable under Landlord’s insurance carried hereunder shall be payable solely to Landlord, and Tenant shall have no interest therein.  Without limiting the foregoing, if at any time during the Term of this Lease Landlord continues to elect to maintain earthquake insurance coverage despite the fact that (i) such earthquake insurance is not then available at commercially reasonable rates, and (ii) the election to carry such earthquake insurance is not consistent with prudent business practices of institutional owners of commercial properties in central and southern San Mateo County of a comparable size, construction, age and quality to that of the Project, then, except where Landlord’s continued maintenance of such earthquake insurance is required by any Mortgage Lender’s loan documents related to the Project, Tenant may object to the continued maintenance of such policy of earthquake insurance on the Building by Landlord, in which event so long as Landlord continues to maintain such policy of earthquake insurance while the conditions referenced in items (i) and (ii) continue to exist, the cost thereof may only be included within Building Operating Cost to the extent of the cost of such earthquake insurance immediately prior to any rate increases which resulted in the existence of the conditions identified as items (i) and (ii) above.

             7.02     Liability Insurance.  Landlord (with respect to the Project) and Tenant (with respect to the Leased Premises and Project) shall each maintain or cause to be maintained a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Five Million Dollars ($5,000,000.00) combined single limit for bodily injury and property damage in any one occurrence.  The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability.  Tenant’s contractual liability insurance shall apply, without limitation, to all of Tenant’s indemnity obligations under this Lease.  The certificate evidencing Tenant’s insurance coverage required hereunder shall state that the insurance includes the liability assumed by Tenant under this Lease and that Tenant’s insurance is primary with any other insurance available to Landlord or any other named insured being excess.  Upon request of Tenant, Landlord shall provide Tenant reasonable evidence that the insurance required to be maintained hereunder by Landlord is in full force and effect.

             7.03     Tenant’s Casualty Insurance and Additional Tenant Insurance Requirements.

             (a)         Tenant shall provide insurance coverage during the Term against loss or damage by fire and such other risks as are from time to time included in an Insurance Services Offices (ISO) “Causes of Loss – Special Form” policy (including, without limitation, sprinkler leakage and water damage), insuring the full insurable value of any Alterations, Tenant’s trade fixtures, furnishings, equipment, and all other items of personal property of Tenant, insuring the full replacement cost thereof.

             (b)        All policies required to be carried by Tenant under this Article 7 shall be written with financially responsible companies with a Best & Company rating of “B+” or better, and all evidence of insurance provided to Landlord shall contain an endorsement showing that Landlord and Mortgage Lender are included as an additional insured and an endorsement whereby the insurer agrees not to cancel or alter the policy without at least thirty (30) days’ prior written notice to Landlord and all named and additional insureds.  Any deductible or self-insurance provisions under any insurance policies maintained by Tenant shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld.

             (c)         Prior to the Term Commencement Date and thereafter, from time to time, promptly upon request by Landlord, Tenant shall furnish Landlord and any additional insureds with copies of policies or certificates of insurance, evidencing Tenant’s maintenance and renewal of the required coverages.  If Tenant fails to provide such evidence of insurance required hereunder, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be charged to Tenant and paid upon written invoice therefor as Additional Rent together with an administrative fee equal to twenty percent (20%) of such costs.

             7.04     Indemnity and Exoneration.

             (a)         Landlord shall not be liable to Tenant (i) for any loss, damage or injury to person or property caused by theft, fire, vandalism, assault, battery, act of God, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord was a partial cause of such loss, damage or injury, or (ii) that occur by reason of the negligence or willful misconduct of Tenant or Tenant Parties, or (iii) for any damage or inconvenience which may arise through repair of any part of the Project, alteration to any part of the Project permitted hereunder, or failure to make any such repair except as expressly otherwise provided in Sections 7.06 and 7.07.  Without limiting the foregoing and notwithstanding anything to the contrary herein, Tenant acknowledges that no security services are being provided to the Leased Premises, and to the extent any security service is being provided to the Project by Landlord, such security service shall be provided by unarmed personnel and shall not include alarm systems for a special surveillance of the Leased Premises or the Project, and Tenant agrees, that Landlord shall not be liable to Tenant or any third party for any breach of security or any losses due to theft, burglary, battery or for damage done or injury inflicted by persons (other than the employees of Landlord) in or on the Project.

             (b)        Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all Claims arising out of or related to claims of injury to or death of persons, damage to property occurring or resulting directly or indirectly from the use or occupancy of the Leased Premises or activities of Tenant or its employees in or about the Leased Premises or Project; provided, however, that the foregoing indemnity shall not be applicable to claims arising by reason of the gross negligence or willful misconduct of Landlord, unless covered by insurance required to be carried by Tenant under the terms of this Lease.

             (c)         Tenant shall indemnify, defend and protect Landlord and hold and save Landlord harmless of and from any and all loss, claims, proceedings, cost, damage, injury, causes of action, liabilities or expense or other Claims arising out of or in any way related to work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises or the Project.

             7.05     Waiver of Subrogation Rights.  Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action, against the other, Tenant Parties or Landlord Parties, as applicable, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or the Project or any personal property of such party therein, by reason of fire, the elements, or any other cause that could be insured against under the terms of an ISO “Causes of Loss – Special Form” insurance policy or other casualty insurance coverages which are required to be obtained pursuant to this Lease, regardless of cause or origin, including negligence of the other party, Landlord Parties or Tenant Parties, as applicable; and each party covenants that no insurer shall hold any right of subrogation against such other party.  Tenant shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by Tenant that applies to the Leased Premises, any part of the Project or Tenant’s use and occupancy of any part thereof.

             7.06     Condemnation.

             (a)         If the Leased Premises or any portion of the Project shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable as reasonably determined by Landlord, this Lease shall, at the option of either party, forthwith cease and terminate as of the date of taking.  All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord subject to the rights of any Mortgage Lender; provided, however, that Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, if Tenant seeks to recover proceeds, damages or awards paid to compensate for damage to or taking of Tenant’s Personal Property.

             (b)        If a temporary taking of all or a portion of the Leased Premises occurs, there shall be no abatement of Rent and Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease.  All proceeds awarded or paid with respect thereto shall belong to Tenant.

             7.07     Damage and Destruction.  If a fire or other casualty in the Leased Premises occurs, Tenant shall immediately give notice thereof to Landlord.  In the event of a fire or other casualty in any portion of the Building, the following provisions shall then apply:

             (a)         If the damage is limited solely to the Leased Premises and the Leased Premises can, in the reasonable opinion of Landlord, be made tenantable with all damage repaired within twelve (12) months from the date of damage or destruction, then Landlord shall diligently rebuild the same.  If Landlord rebuilds the Leased Premises, Tenant shall repair and restore any Alterations or, at Landlord’s election, Landlord may repair and rebuild such Alterations, at Tenant’s sole cost and expense.

             (b)        If Section 7.07(a) does not apply, Landlord shall notify Tenant within sixty (60) days after the date of such damage and destruction of Landlord’s reasonable estimate of the time required for restoration of the Leased Premises and/or the Building, as applicable (“Casualty Notice”), and thereafter Landlord may terminate this Lease within thirty (30) days after the date of such Casualty Notice.  Notwithstanding the foregoing, if the Leased Premises can not, in the reasonable opinion of Landlord, be made tenantable with all damage to be repaired by Landlord completed within eighteen (18) months from the date of such Casualty Notice, then Tenant may terminate this Lease within thirty (30) days after the date of Tenant’s receipt of such Casualty Notice.

             (c)         During any period when Tenant’s use of the Leased Premises is significantly affected by damage or destruction, Gross Rent shall abate proportionately until such time as the Leased Premises are made tenantable as reasonably determined by Landlord, and no portion of the Rent so abated shall be subject to subsequent recapture; provided, however, that there shall be no such abatement except to the extent that the amount thereof is compensated for and recoverable from the proceeds of rental abatement or business interruption insurance maintained or required to be maintained by Landlord with respect to this Lease, the Leased Premises or the Project.

             (d)        The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon.  If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 7.07(d), all proceeds of insurance required to be maintained either by Landlord or Tenant shall be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Tenant shall be paid all proceeds of insurance payable in connection with Tenant’s trade fixtures, furnishings, equipment and all other items of personal property of Tenant.

             (e)         If the Leased Premises, or any part thereof, or any portion of the Building is damaged or destroyed during the last twelve (12) months of the Term, or any extension thereof, and the damage can not, in the reasonable opinion of Landlord, be repaired within six (6) months from the date of damage or destruction, then either Landlord or Tenant may terminate this Lease by giving written notice thereof to the other party within thirty (30) days after the date of the casualty, in which case this Lease shall terminate as of the date of the casualty.

             7.08     Default By Tenant.

             (a)         Events of Default.  The occurrence of any of the following shall constitute an event of default (“Event of Default”) on the part of Tenant:

                           (i)          Nonpayment of Rent.  Failure to pay any installment of Gross Rent or items of Additional Rent or any other amount to be paid by Tenant hereunder, upon the date when payment is due, such failure continuing for a period of five (5) business days after written notice of such failure;

                           (ii)         Chronic Delinquency.  Chronic delinquency by Tenant in the payment of Gross Rent or items of Additional Rent or any other amount to be paid by Tenant hereunder.  “Chronic delinquency” shall mean failure by Tenant to pay Gross Rent or items of Additional Rent or any other amount to be paid by Tenant hereunder within three (3) business days after written notice thereof for any three (3) months (consecutive or nonconsecutive) during any period of twelve (12) months.  In the event of a Chronic delinquency, in addition to Landlord’s other remedies for an Event of Default provided hereunder, at Landlord’s option, Landlord shall have the right to require that Gross Rent be paid by Tenant quarterly, in advance;

                           (iii)        Other Obligations.  Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Sections 7.08(a)(i) and 7.08(a)(ii), such failure continuing for fifteen (15) business days after written notice of such failure (or with respect to non-monetary obligations only, such longer period as is reasonably necessary to remedy such default, provided that Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);

                           (iv)       General Assignment.  A general assignment by Tenant for the benefit of creditors;

                           (v)        Bankruptcy.  The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of sixty (60) days.  If under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

                           (vi)       Receivership.  The employment of a receiver to take possession of substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of twenty (20) business days after creation thereof;

                           (vii)      Attachment.  The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of twenty (20) business days after the levy thereof;

                           (viii)     Insolvency.  The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

             (b)        Remedies Upon Default.

                           (i)          Termination.  If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.

                           (ii)         Continuation After Default.  Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 7.08(b)(i) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including, without limitation, the right to recover Rent as it becomes due.  Landlord has the remedy described in Section 1951.4 of the Civil Code of the State of California or any successor code section (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).  Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

             (c)         Damages Upon Termination.  Should Landlord terminate this Lease pursuant to the provisions of Section 7.08(b)(i) hereof, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or successor code section.  Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant:  (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom.  The “worth at the time of award” of the amounts referred to in (i) and (ii) shall be computed with interest at eighteen percent (18%) per annum or the highest lawful rate, whichever is the lower.  The “worth at the time of award” of the amount referred to in (iii) shall be computed by discounting such amount at the “discount rate” of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence.

             (d)        Computation of Rent For Purposes of Default.  For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 7.08(c), unpaid Rent shall consist of the sum of:

                           (i)          the total Base Rent for the balance of the Term, plus

                           (ii)         a computation of the Building Operating Cost for the balance of the Term, the assumed Building Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Building Operating Cost for the calendar year prior to the year in which default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index—all items for the San Francisco-Oakland-San Jose Area, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982–84=100), or such successor index as may be established to provide a measure of the current purchasing power of the dollar.

             (e)         Late Charge.  In addition to its other remedies, after written notice of its intention to invoke this paragraph because of previous late payments by Tenant, Landlord shall have the right to add to the amount of any payment required to be made by Tenant hereunder that is not paid on or before the date which is five (5) business days after written notice that the same is due, an amount equal to five percent (5%) of the delinquency for each month or portion thereof that the delinquency remains outstanding, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof.  The provision for a late charge set forth in this Section 7.08(e), and any collection of a late charge by Landlord, shall not be deemed a waiver of any breach or Event of Default by Tenant under this Lease.  The late charge shall be due upon demand by Landlord at any time after failure to pay any installment of Rent, and in the case of Gross Rent, without waiting for expiration of the period specified in Section 7.08(a)(i).

             (f)         Landlord’s Right To Perform.  In addition to and without limiting its other remedies hereunder, Landlord shall have the right, but not the obligation to perform such obligations for Tenant’s account, including, without limitation, the right to perform any repair, maintenance or replacement required to be performed by Tenant under Section 5.04 above, and the right to pay any amounts due to the providers of any Utilities pursuant to Section 5.02 above.  All costs incurred by Landlord in performing any such obligations for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to fifteen percent (15%) of such costs.

             (g)        Remedies Cumulative.  All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

             7.09     Option to the Extend the Term At Fair Market Rent.

             (a)         Subject to the terms of this Section 7.09, Tenant shall have two (2) options (the first such option being referred to herein as the “First Renewal Option”, the second such option being referred to herein as the “Second Renewal Option”, and both options collectively referred to herein as the “Renewal Options”) to extend the Term of this Lease for a consecutive period of five (5) years beyond the then applicable Term Expiration Date (each such extension a “Renewal Term”).  The Renewal Options are personal to Deltagen, Inc., as Tenant, and may only be exercised by Deltagen, Inc., as Tenant, not by any sublessee or assignee, or by any other successor or assign of Deltagen, Inc., as Tenant, provided, that, the foregoing shall not preclude Deltagen, Inc. from exercising any such Renewal Options merely because a sublessee or assignee of Deltagen, Inc. is then occupying all or any portion of the Leased Premises.  The First Renewal Option must be exercised, if at all, by written notice (“Election Notice”) from Tenant to Landlord given not more than eighteen (18) months nor less than twelve (12) months prior to the initial Term Expiration Date.  The Second Renewal Option must be exercised, if at all, by an Election Notice from Tenant to Landlord given not more than eighteen (18) months nor less than twelve (12) months prior to the Term Expiration Date, as extended by the first Renewal Term.  Any such Election Notice given by Tenant to Landlord shall be irrevocable.  The Renewal Options and Tenant’s delivery of an Election Notice shall be effective only if (i) no Event of Default is occurring under this Lease, nor (ii) is any event then occurring which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder, either at the time of Tenant’s delivery of the applicable Election Notice or the time of commencement of the applicable Renewal Term, provided that, in the case of clause (ii) above, such event shall not act to void the Renewal Options and Tenant’s delivery of such Election Notice unless such event continues to occur after Landlord has provided Tenant with five (5) days written notice of its existence.  If Tenant fails to exercise the First Renewal Option in a timely manner, as provided for above, the Renewal Options shall be void.  If Tenant validly exercises the First Renewal Option in a timely manner, as provided for above, but fails to exercise the Second Renewal Option in a timely manner, as provided for above, the Second Renewal Option shall be void.  Each Renewal Term shall be upon the same terms and conditions as the initial Term, except that the annual Base Rent during the applicable Renewal Term shall be equal to the Fair Market Rent as of the commencement of the Renewal Term; provided, however, that in no event shall the Base Rent during any Renewal Term be less than the Base Rent payable hereunder immediately prior to the commencement of such Renewal Term.

             (b)        Fair Market Rent for each Renewal Term shall be determined by Landlord with written notice given to Tenant prior to the commencement of the applicable Renewal Term, subject to Tenant’s right of arbitration pursuant to the provisions of Section 7.09(c) below.  Failure on the part of Tenant to demand arbitration within thirty (30) days after receipt of notice from Landlord of Landlord’s determination of Fair Market Rent shall bind Tenant to the Fair Market Rent as determined by Landlord.  Should Tenant elect to arbitrate and should the arbitration not have been concluded prior to the commencement of the Renewal Term, Tenant shall pay Base Rent to Landlord during the Renewal Term, including Base Rent adjusted to reflect Fair Market Rent as Landlord has so determined.  If the amount of Fair Market Rent as determined by arbitration is greater than or less than Landlord’s determination, then any adjustment required to correct the amount previously paid shall be made by payment by the appropriate party within ten (10) days after such determination of Fair Market Rent.

             (c)         If Tenant disputes the amount claimed by Landlord as Fair Market Rent, and such dispute cannot be resolved by mutual agreement, the dispute shall be submitted to arbitration.  The award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties.  The arbitration shall be conducted and determined in the City of Redwood City in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by said rules shall be modified as follows:

                           (i)          Tenant shall make demand for arbitration, if at all, in writing within thirty (30) days after service of Landlord’s determination of Fair Market Rent given under Section 7.09(b) above, specifying therein the name and address of the person to act as the arbitrator on its behalf.  The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of first-class commercial office and R&D space in central and southern San Mateo County who would qualify as an expert witness over objection to give testimony addressed to the issue in a court of competent jurisdiction.  Failure on the part of Tenant to make a timely and proper demand for such arbitration shall constitute a waiver of the right thereto.  Within ten (10) business days after the service of Tenant’s demand for arbitration, Landlord shall have the right to give notice in writing to Tenant of Landlord’s adjusted determination of Fair Market Rent.  Within ten (10) business days following Tenant’s receipt of such notice, if Tenant and Landlord have not agreed upon Fair Market Rent, Tenant shall notify Landlord in writing that Tenant desires to renew its demand for arbitration.  Failure on the part of Tenant to give such notice shall constitute a waiver of the right to such arbitration, and Tenant shall be deemed to have accepted Landlord’s adjusted determination of Fair Market Rent.  Within ten (10) business days after the receipt of a notice to renew Tenant’s demand, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified.  If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

                           (ii)         If two (2) arbitrators are chosen pursuant to Subsection (i) above, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and, if within ten (10) business days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of Fair Market Rent, they shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Subsection (i) above.  If they are unable to agree upon such appointment within five (5) business days after expiration of said ten (10) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days.  If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the City of Redwood City, acting in his private non-judicial capacity.  Request for appointment shall be made in writing with a copy given to the other party.  Each party agrees that said Judge shall have the power to make the appointment; provided, however, that if the Chief Judge does not make a determination within ten (10) days of request by either party for the appointment of a third arbitrator, appointment of such third arbitrator shall be made in accordance with the selection procedure of the commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes.  The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in Section (iii) below.

                           (iii)        Where the issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators in accordance with the following procedure.  The arbitrators selected by each of the parties shall state in writing their respective determinations of the Fair Market Rent, supported by the reasons therefor with counterpart copies to each party.  The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions.  The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent.  The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions.  The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

                           (iv)       If any arbitrator fails, refuses or is unable to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator.  The arbitrators shall attempt to decide the issue within ten (10) business days after the appointment of the third arbitrator.  Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties.  Each party shall pay the fees and costs of its own counsel.  The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as those of its expert witnesses.  For purposes hereof, the losing party shall be that party whose selected arbitrator’s statement of Fair Market Rent was not selected by the third arbitrator.

                           (v)        The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine.  The arbitrators shall render their decision and award in writing with counterpart copies to each party.  The arbitrators shall have no power to modify the provisions of this Lease.

             7.10     No Waiver.  Failure of Landlord or Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord or Tenant, as the case may be, shall have the right to declare any such default at any time thereafter.  No waiver by Landlord of an Event of Default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on Landlord unless made in writing and no such waiver shall be implied from any omission by Landlord to take action with respect to such Event of Default or other such matter.  No express written waiver by Landlord of any Event of Default, or other such matter, shall affect or cover any other Event of Default, matter or period of time, other than the Event of Default, matter and/or period of time specified in such express waiver.  One or more written waivers by Landlord of any Event of Default, or other matter, shall not be deemed to be a waiver of any subsequent Event of Default, or other matter, in the performance of the same provision of this Lease.  Except as expressly provided in this Lease, no waiver by Tenant of any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on Tenant unless made in writing and no such waiver shall be implied from any omission by Tenant to take action with respect to such matter.  No express written waiver by Tenant of any matter, shall affect or cover any other matter or period of time, other than the matter and/or period of time specified in such express waiver.  Except with respect to the provisions of Sections 7.09 and 7.33, one or more written waivers by Tenant of any matter shall not be deemed to be a waiver of any subsequent matter, in Landlord’s performance of the same provision of this Lease.  Acceptance of Rent by Landlord hereunder, or endorsement of any check, shall not, in and of itself, constitute a waiver of any breach or Event of Default or of any agreement, term, covenant or condition of this Lease, except as to the payment of Rent so accepted, regardless of Landlord’s knowledge of any concurrent Event of Default or matter.  Landlord may, at its election, apply any Rent received from Tenant to the oldest obligation outstanding from Tenant to Landlord, any endorsement or other statement of Tenant to the contrary notwithstanding.  No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Leased Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease.  All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

             7.11     Statutory Waivers.  Tenant hereby waives the benefits of:  (i) Sections 1932 and 1933(4) of the California Civil Code (pertaining to the termination of a hiring); (ii) 1941 and 1942 of the California Civil Code (pertaining to the obligations of a landlord to maintain premises and the rights of a tenant to make certain repairs or terminate a lease); (iii) Section 1263.260 of the California Code of Civil Procedure (pertaining to the removal of improvements upon condemnation); and (iv) Section 1265.130 of the California Code of Civil Procedure (pertaining to the termination of a lease upon condemnation).

             7.12     Holding Over.  If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month of hold-over tenancy the greater of (i) one hundred fifty percent (150%) of the Gross Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term, or (ii) one hundred fifty percent (150%) of the market rental amount then applicable to the Leased Premises, for each month or any part thereof of any such hold-over period together with such other amounts as may become due hereunder.  No holding over by Tenant after the Term shall operate to extend the Term.  If Tenant holds over without consent, Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses for damages by any other tenant or third person to whom Landlord may have leased or offered to lease all or any part of the Leased Premises covered hereby effective on or after the termination of this Lease, together with all loss, cost, expense, damages and liabilities in connection with any such reletting, including, without limitation, attorneys’ fees and Landlord’s lost revenues.  Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month.

             7.13     Attorneys’ Fees.  Except as otherwise provided in Section 7.09(c) above, if either party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Leased Premises in the hands of an attorney or collection agency, or files suit upon the same, or seeks a judicial declaration of rights hereunder (including, without limitation, any arbitration conducted in accordance with Section 5.20(b) above), the prevailing party shall recover its reasonable attorneys’ fees, court or arbitration costs and collection agency charges.  As used herein, “prevailing party” shall mean the party who substantially prevails in the matter at issue, including, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

             7.14     Amendments.  This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties.

             7.15     Transfers By Landlord.  Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Project.  Upon transfer by Landlord of its interest in the Project, and upon the transferee’s assumption of Landlord’s obligations hereunder, no liability or obligations shall thereafter accrue against the transferring or assigning person as Landlord hereunder with respect to obligations arising after the date of such transfer.

             7.16     Severability.  If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

             7.17     Notices.  All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given by personal delivery or when deposited in the United States mail, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party.  Personal delivery of notices to Tenant may in all events be made by leaving a copy of the notice, addressed to Tenant, at the Leased Premises.  Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Leased Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Leased Premises.

             7.18     No Option.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

             7.19     Integration and Interpretation.  The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written).  The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease.  The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against any party, regardless of which party may have drafted the provision in question, it being agreed that this is a negotiated agreement.

             7.20     Quitclaim.  Upon expiration or earlier termination of this Lease, Tenant shall, immediately upon request of Landlord, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Leased Premises, the Project and this Lease.

             7.21     No Easement For Light, Air and View.  This Lease conveys to Tenant no rights for any light, air or view.  No diminution of light, air or view, or any impairment of the visibility of the Leased Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

             7.22     No Merger.  The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

             7.23     Memorandum of Lease.  Tenant shall, upon request of Landlord, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto or consolidation hereof), in form suitable for recording.  In no event shall this Lease or any memorandum thereof be recorded without the prior written consent of Landlord, and any attempt to do so shall constitute a default by Tenant.

             7.24     Survival.  All of Tenant’s covenants and obligations contained in this Lease shall survive the expiration or earlier termination of this Lease.  With the exception of any applicable notice and cure provisions expressly set forth in Section 7.08(a) above, no provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord’s rights and remedies at law or in equity available upon a breach by Tenant of this Lease.

             7.25     Financial Statements.  From time to time (but not more frequently than once per calendar quarter) Tenant shall, within fifteen (15) days of Landlord’s written request, furnish Landlord with Tenant’s most recent quarterly financial statements, certified as accurate by Tenant or, if available, audited financial statements audited by an independent certified public accountant (together with copies of the auditor’s statement), together with a statement reflecting Tenant’s estimated “burn–rate” for the remainder of the then current calendar year and such additional information and detail as Landlord may reasonably request.  In addition, Tenant shall deliver to Landlord annual audited financial statements during each calendar year of the Term audited by an independent certified public accountant (together with copies of the auditor’s statement).

             7.26     No Joint Venture.  This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

             7.27     Successors and Assigns.  This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, without limitation, Section 5.15); and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

             7.28     Applicable Law.  All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the State of California.  Any actions or proceedings brought under this Lease, or with respect to any matter arising under or out of this Lease, shall be brought and tried only in courts located in the County of San Mateo, California (excepting appellate courts).

             7.29     Time of the Essence.  Time is of the essence of each and every covenant herein contained.

             7.30     Interpretation.  Except as specifically provided otherwise in this Lease, Landlord may act in its sole and absolute discretion when required to act hereunder.  The term, “including” shall mean “including, without limitation.”  All indemnities contained herein shall survive termination of this Lease with respect to any act, condition or event that is the subject matter of such indemnity and that occurs prior to the Term Expiration Date.  Notwithstanding anything herein to the contrary, all provisions of this Lease which require the payment of money or the delivery of property after the Term Expiration Date shall survive termination of the Lease.

             7.31     Parking.  Unless an Event of Default has occurred and shall be continuing hereunder, Tenant shall be entitled to the non–preferential and non–exclusive use of 3.3 spaces for each 1,000 square feet of the Leased Premises, as the same may be expanded or reduced from time to time, in the Common Areas, for which right Tenant shall pay the monthly fee, tax or assessment per space, if any, established or otherwise imposed by any governmental authority having jurisdiction over the Project in connection with the parking privileges provided to Tenant pursuant to this Lease.  Said monthly fees, if any, shall be paid in the same manner as Additional Rent hereunder, regardless of whether or not Tenant uses said spaces.  Landlord may assign any unreserved and unassigned parking spaces and/or make all or a portion of such spaces reserved, if it determines that it is necessary for orderly and efficient parking.  Landlord shall have the right, at any time, to relocate Tenant’s parking to other areas within the Project and to provide parking spaces to Tenant in surface parking lots, parking structures or valet parking areas in the general vicinity of the Building now or hereafter designated by Landlord as the “Project’s Parking Areas.”  Notwithstanding anything to the contrary herein, during the initial Term, Tenant’s right to use the parking spaces provided herein shall be free of charge.

             7.32     Brokers.  Tenant and Landlord each represent and warrant to the other that it has had no dealing with any broker or agent other than the Broker set forth on the Basic Lease Information.  Tenant and Landlord each indemnify, defend and hold the other party harmless from and against any and all liabilities for commissions or other compensation or charges claimed by any other broker or agent based on dealings with the indemnifying party with respect to this Lease.  The foregoing indemnity shall survive termination or earlier expiration of this Lease.

             7.33     Right of First Opportunity.

             (a)         Subject to the terms of Subsection 7.33(b) below, Tenant is granted the conditionally recurring right to add to the Leased Premises additional space located within the building commonly known as 720 Bay Road (“Building Three”), as and if such space becomes available (the term “available” is used herein meaning that (i) an Existing Lease (as defined in Subsection 7.33(b) below) has terminated, either by default, mutual agreement, or expiration of the term of such lease and of any renewal options, rights of first refusal or options or agreements of expansion related thereto, and (ii) that the space which was the subject of such Existing Lease has not been relet to such tenant, or to a subtenant or assignee of such tenant, immediately thereafter, either through the renewal of the previous lease with respect to such space or the exercise of an expansion right with respect to such space by another tenant of the Project), each such space being referred to herein individual as a “First Opportunity Space” and each such conditionally recurring option being referred to herein as a “Right of First Opportunity”.  Each Right of First Opportunity is personal to Deltagen, Inc., as Tenant, and may not be exercised by any sublessee or assignee, or by any other successor or assign of Tenant.  Each Right of First Opportunity shall be effective only if (i) no Event of Default is occurring under this Lease, nor (ii) is any event then occurring which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder, either at the time of exercise of the applicable Right of First Opportunity or on the date when such First Opportunity Space is added to the Leased Premises as provided in Subsection 7.33(c) below, provided that, in the case of clause (ii) above, such event shall not act to void the effectiveness of a Right of First Opportunity unless such event continues to occur after Landlord has provided Tenant with five (5) days written notice of its existence.

             (b)        Each Right of First Opportunity shall be subject and subordinate to: (i) any lease existing as of the date of this Lease (“Existing Lease”) with respect to any increment of any space within Building Three; (ii) any renewal or extension of the term of any Existing Lease, which extensions or renewals Landlord may enter into without regard to the Right of First Opportunity granted in this Section 7.33; and (iii) any expansion option, right of first refusal or right of first opportunity granted by Landlord to any third party prior to the date of this Lease.

             (c)         Not less than six (6) months prior to the date of expiration of all third party leases or rights in any First Opportunity Space (or such shorter period where Landlord has less notice in fact of an earlier termination), Landlord shall notify Tenant in writing of such date.  Each Right of First Opportunity must be exercised by Tenant, if at all, by written notice to Landlord delivered within fifteen (15) days after the date of Landlord’s written notice to Tenant that a First Opportunity Space will become available.  Any such notice with respect to any First Opportunity Space given by Tenant to Landlord shall be irrevocable.  Upon timely exercise of any such Right of First Opportunity, the applicable First Opportunity Space shall be included under this Lease and added to the Leased Premises effective immediately upon availability of such space, and such First Opportunity Space shall then become part of the Leased Premises for the remainder of the Term, and any validly exercised renewals thereof.

             (d)        The Base Rent applicable to each First Opportunity Space added to the Leased Premises shall be the Fair Market Rent of such First Opportunity Space as of the date such First Opportunity Space becomes part of the Leased Premises.  At the time Landlord offers the applicable First Opportunity Space to Tenant, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rent for such First Opportunity Space.  Within fifteen (15) days after receipt of such notice from Landlord, Tenant shall have the right to: (i) elect to accept Landlord’s statement of the Fair Market Rent as the Base Rent for the First Opportunity Space; or (ii) elect to require that Fair Market Rent be determined by arbitration pursuant to Section 7.09(c) above.  Failure by Tenant to elect arbitration of Fair Market Rent by written notice delivered to Landlord within such fifteen (15) day period shall constitute an election by Tenant to accept Landlord’s statement of Fair Market Rent.

             (e)         In the event that Tenant fails to exercise any Right of First Opportunity with respect to any First Opportunity Space that contains greater than nine thousand nine hundred ninety–nine (9,999) square feet of space in a timely manner as provided herein, such Right of First Opportunity shall lapse and all future Rights of First Opportunity shall be null, void and of no force or affect, and Landlord shall thereafter have the right to lease any First Opportunity Space, including, without limitation, the First Opportunity Space for which tenant’s Right of First opportunity has so lapsed, to any party or parties on terms deemed acceptable to Landlord in its sole and absolute discretion without any further obligation to Tenant under this Section 7.33.  In the event that Tenant validly exercises any Right of First Opportunity pursuant to the terms of this Section 7.33, Tenant shall take any First Opportunity Space added to the Leased Premises in an “As-Is” condition, Tenant acknowledging and agreeing that Landlord shall have no obligation to improve, remodel or otherwise alter such First Opportunity Space; provided, however, that Landlord shall deliver such First Opportunity Space in a “broom clean” condition.

             (f)         From and after the commencement date specified in Subsection 7.33(c) above with respect to any First Opportunity Space as to which the Right of First Opportunity has been validly exercised by Tenant, all terms and provisions of this Lease shall apply to such First Opportunity Space, except that all references to the Building herein, shall thereafter include Tenant’s respective portion of Building Three and Tenant’s obligation to pay Tenant’s Proportionate Share of Estimated Building Operating Cost shall be expanded with respect to any such First Opportunity Space to include Tenant’s Proportionate Share of Building Three, as increased from time to time to reflect any additional First Opportunity Space which has previously been added to the Leased Premises, and the Estimated Operating Costs applicable to Building Three.

             (g)        Within ten (10) business days after the exercise of any Right of First Opportunity, Tenant shall deliver to Landlord the First Opportunity Credit required pursuant to Section 5.14(e) above.

             7.34     Potential Lease of Heartport Building.

             (a)         Automatic Expansion.  The building commonly known as 700 Bay Road, Redwood City, California (“Heartport Building”) is currently the subject of that certain Amended and Restated Industrial Build–To–Suit Lease (“Heartport Lease”) by and between Landlord (as Landlord thereunder) and Heartport, Inc., a Delaware corporation (“Heartport”) (as Tenant thereunder).  Pursuant to that certain Sublease Agreement (“Deltagen Sublease”), of even date herewith, between Tenant (as Subtenant) and Heartport (as Sublandlord), and Landlord’s letter of consent in relation thereto of even date herewith, Tenant will sublease the Heartport Building from Heartport.  Landlord and Tenant hereby agree that, in the event that the Heartport Lease is terminated prior to July 14, 2010 (hereinafter, a “Heartport Lease Termination”), then the Deltagen Sublease shall terminate by operation of law and all of the space within the Heartport Building (the “Heartport Premises”) shall concurrently therewith automatically and unconditionally be deemed added to the Leased Premises without any additional action by Landlord or Tenant.  From and after the date of the Heartport Lease Termination, all terms and provisions of this Lease shall apply to the Heartport Premises, except that all references to the Building herein shall thereafter include the Heartport Building, and Tenant’s obligation to pay Tenant’s Proportionate Share of Estimated Building Operating Cost shall be expanded with respect to the Heartport Premises to include Tenant’s Proportionate Share of the Heartport Building (which is acknowledged to be one hundred percent (100%) thereof); provided however, that the Base Rent payable by Tenant with respect to the Heartport Premises so added to the Leased Premises shall be determined as provided below.  In the event of a Heartport Lease Termination occurring either on or before July 14, 2004 or on or after July 15, 2007, the Base Rent payable by Tenant with respect to the Heartport Premises shall be equal to the Base Rent which would have been payable by Tenant under the Deltagen Sublease, from time to time, if the Deltagen Sublease had not been terminated as set forth above.  In the event of a Heartport Lease Termination occurring between July 15, 2004 and July 14, 2007 (inclusive), then the Base Rent payable by Tenant with respect to the Heartport Premises shall be equal to the Base Rent payable by Tenant from time to time pursuant to this Lease (i.e. for months 37 through 48 an amount equal to $3.39 per square foot per month; for months 49 through 60 an amount equal to $3.49 per square foot per month; for months 61 through 72 an amount equal to $3.59 per square foot per month; etc.); provided however, that if Tenant’s demonstrated Net Cash Position at the time of the Heartport Lease Termination is equal to or greater than Fifty Million Dollars ($50,000,000.00), then the Base Rent payable by Tenant with respect to the Heartport Premises shall be equal to the Base Rent which would have been payable by Tenant under the Deltagen Sublease, from time to time, if the Deltagen Sublease had not been terminated as set forth above.  Tenant hereby agrees that in the event of a Heartport Lease Termination, Tenant will enter into an amendment to this Lease memorializing the addition of the Heartport Premises to the Leased Premises on the terms set forth in this Section 7.34(a).  Tenant’s agreement to lease the Heartport Premises directly from Landlord in the event of a Heartport Lease Termination occurring prior to July 14, 2010 is a material portion of the consideration for Landlord’s agreement to enter into this Lease and any failure on the part of Tenant to accept the Heartport Premises as provided herein shall constitute an Event of Default hereunder.  Within ten (10) business days after the Heartport Lease Termination, Tenant shall deliver to Landlord an amendment to the Letter of Credit increasing the then–current LC Face Amount by an amount equal to nine (9) months Base Rent applicable to the portion of the Leased Premises comprising the Heartport Premises, as determined in accordance with the foregoing provisions (hereinafter the “Heartport Lease Termination Credit”).  Landlord and Tenant acknowledge and agree that in the event that a Heartport Lease Termination shall have occurred, then the Heartport Premises shall be included within the Leased Premises during any Renewal Term validly exercised pursuant to Section 7.09 above, provided that all references to the Building herein, shall include the Heartport Building as provided in this Section 7.34(a), Tenant’s obligation to pay Tenant’s Proportionate Share of Estimated Building Operating Cost shall be expanded to include Tenant’s Proportionate Share of the Heartport Building (which is acknowledged to be one hundred percent (100%) thereof) as provided in this Section 7.34(a) and the applicable Base Rent payable with respect to the entire Leased Premises, including the Heartport Premises, shall be as determined in accordance with Section 7.09 above.

             (b)        Expansion Option and Renewal Option In the Event that No Heartport Lease Termination Occurs.  If a Heartport Lease Termination has not occurred, then Tenant shall have the right of first opportunity (“Heartport Right of First Opportunity”) to incorporate the Heartport Premises within the Leased Premises during the period of the first Renewal Term as part of a valid exercise of the First Renewal Option in accordance with the provisions of Section 7.09 above.  Tenant’s election to include the Heartport Premises within the Leased Premises during the first Renewal Term must be exercised, if at all, by written notice (“Heartport Election Notice”) from Tenant to Landlord given concurrently with the Renewal Option Notice.  If Tenant validly and timely delivers the Heartport Election Notice to Landlord, then the Heartport Premises shall be deemed a part of the Leased Premises during the first Renewal Term and, if Tenant validly exercises the Second Renewal Option, during the second Renewal Term.  However, if Tenant fails to deliver a Heartport Election Notice on a timely basis as provided herein, the Heartport Premises shall not be included within the Leased Premises during any Renewal Term and Tenant shall no longer have any rights hereunder to lease the Heartport Premises after July 14, 2010.  The Heartport Election Notice given by Tenant to Landlord shall be irrevocable.  Notwithstanding anything to the contrary herein, Tenant’s delivery of the Heartport Election Notice shall be effective only if (i) no Event of Default is occurring under this Lease, nor (ii) is any event then occurring which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder, either at the time of Tenant’s delivery of the Heartport Election Notice or the time of commencement of the first Renewal Term, provided that, in the case of clause (ii) above, such event shall not act to void Tenant’s delivery of the Heartport Election Notice unless such event continues to occur after Landlord has provided Tenant with five (5) days written notice of its existence.  If Tenant validly delivers the Heartport Election Notice and validly exercises the First Renewal Option in a timely manner, then (i) the Heartport Premises shall be deemed a part of the Leased Premises upon the same terms and conditions of this Lease, except that all references to the Building herein, shall thereafter include the Heartport Building and Tenant’s obligation to pay Tenant’s Proportionate Share of Estimated Building Operating Cost shall be expanded with respect to the Heartport Premises to include Tenant’s Proportionate Share of the Heartport Building (which is acknowledged to be one hundred percent (100%) thereof), (ii) the applicable Base Rent payable with respect to the entire Leased Premises, including the Heartport Premises, shall be as determined in accordance with Section 7.09 above, and (iii) within ten (10) business days after the commencement of the first Renewal Term, Tenant shall deliver to Landlord an amendment to the Letter of Credit increasing the then–current LC Face Amount by an amount equal to nine (9) months Base Rent applicable to the portion of the Leased Premises comprising the Heartport Premises or, if the conditions precedent to Tenant’s reduction of the LC Face Amount, in accordance with Section 5.14(b) above have been satisfied, six (6) months Base Rent applicable to the portion of the Leased Premises comprising the Heartport Premises (“Heartport Option Credit”).

             (c)         Notwithstanding anything to the contrary herein and irrespective of the fact that Tenant may construct laboratories, testing rooms or other research facilities within the Heartport Premises, no laboratories, testing rooms or other research facilities constructed at any time by Tenant within the Heartport Premises shall be, at any time, subject to the requirements of Section 5.14(d) above, nor shall Tenant, at any time, be obligated to comply with the requirements of Section 5.14(d) above with respect to any such laboratories, testing rooms or other research facilities constructed, at any time, by Tenant within the Heartport Premises.

[Lease Continues On Following Page]

             7.35     Counterpart Originals.  This Agreement may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.  The parties may execute and deliver this Lease by forwarding signed facsimile copies of this Lease.  Such facsimile signatures shall have the same binding effect as original signatures, and the parties hereby waive any defense to validity based on any such copies of signatures.

             IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:	WOODSIDE TECHNOLOGY CENTER, LLC,
a Delaware limited liability company

	By:	National Office Partners Limited Partnership,
a Delaware limited partnership,
its sole member

		By:	Hines National Office Partners Limited Partnership,
a Texas limited partnership,
its general partner

			By:	Hines Fund Management, L.L.C.,
a Delaware limited liability company,
its general partner

				By:	Hines Interests Limited Partnership,
a Delaware limited partnership
its sole member

					By:	Hines Holdings, Inc.,
a Texas corporation,
its general partner

By:

Its:

TENANT:	DELTAGEN, INC.,
a Delaware corporation

By:

Name:

Title:

Exhibit A–1

“Leased Premises Depiction”

(to come)

Exhibit A–2

“Project Legal Description”

The land referred to herein is located in the State of California, County of San Mateo, and is described as follows:

Parcels 1, 2 and 3, as shown on that certain map entitled “Parcel Map No. 97–6, lying entirely within the City of Redwood City, California”, filed in the office of the County Recorder of San Mateo County, State of California, on December 10, 1997 in Book 70 of Parcel Maps at page(s) 17 and 18.

Exhibit B

Building Rules and Regulations

1.	Tenant shall not use any method of heating or air conditioning other than that approved by Landlord without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

2.	Except as otherwise provided in the Lease, all window coverings installed by tenant and visible from the outside of the building require the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

3.	Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, except to the extent that Tenant is permitted to use the same under the terms of the Lease.

4.	Tenant shall park motor vehicles in the areas of the Project designated by Landlord as parking areas, including areas for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow around the Building or the Project and loading and unloading areas of other tenants.

5.	Tenant shall not waste electricity, water or air conditioning, shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning systems and shall comply with any governmental energy-saving rules or regulations about which Tenant has been given notice. Tenant shall not tamper with or attempt to adjust temperature control thermostats in the Leased Premises; Landlord shall make reasonable adjustments in thermostats upon request from Tenant.

6.	Canvassing, peddling, soliciting, and distribution of handbills in the Building are prohibited and Tenant will cooperate to prevent these activities.

7.	Except as provided in the Lease, Tenant shall not access the roof without Landlord’s permission.

8.	Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration isolators or in noise-dampering housing or other devices sufficient to eliminate noise or vibration.

9.	All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas over night.

10.	Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.

11.	Tenant shall not store or permit the storage or placement of goods or merchandise in or around the common areas surrounding the Premises. No displays or sales of merchandise shall be allowed in the parking lots or other common areas.

12.	Tenant shall not permit any animals, including but not limited to, any household pets, to be kept in or about the Leased Premises, the Building, the Project or any of the Common Areas in a manner which violates applicable Laws or in the Common Areas of the Project in a manner which constitutes a nuisance to the Common Areas of the Project. Tenant shall prior to the date such animals are to enter the Leased Premises and thereafter from time to time upon the request of Landlord provide to Landlord a written plan for the handling and disposal of all animals used by Tenant in the conduct of its business, which plan shall be subject to the reasonable written approval of Landlord.

13.	No smoking shall be permitted in public areas of the Building including without limitation lobbies, restrooms, balconies, stairwells and fire exist corridors.

14.	Movement in or out of the Building of furniture, office equipment, or other bulky material shall be scheduled at least 24 hours in advance with Landlord regarding the time, method, and routing of such movement. The tenant is responsible for ensuring that the moving/delivery company provides a valid Certificate of Insurance to the Landlord.

15.	Landlord reserves the right to rescind any of these rules and regulations and to make future rules and regulations required for the safety, protection and maintenance of the Building, the operation and preservation of the good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice thereof given to Tenant, shall be binding as if originally included herein but shall be subject to the provisions of Section 5.16 of the Lease.

EXHIBIT C

Sample Form of
Lease Commencement Certificate

Dated: ___________, 2001

Re:	That certain Building Lease (“Lease”), dated _________, 2001, by and between Woodside Technology Center, LLC (as Landlord) and Deltagen, Inc. (as Tenant), pursuant to which Tenant has leased the building (“Building”) commonly known as 740 Bay Road, Redwood City, California 94063, located within the Project commonly known as Woodside Technology Center.

             This is to certify that Woodside Technology Center, LLC has delivered possession of the above–referenced Building to Deltagen, Inc. and the following matters related to the Lease:

1.	Term Commencement Date: ____________________
2.	Term Expiration Date: ________________________
3.	The Lease is in full force and affect and neither party has any further right to terminate the Lease pursuant to Section 3.01(c) thereof.

             IN WITNESS WHEREOF, the undersigned have executed this Lease Commencement Certificate to be effective as of the date first written above.

LANDLORD:	WOODSIDE TECHNOLOGY CENTER, LLC,
a Delaware limited liability company

	By:	National Office Partners Limited Partnership,
a Delaware limited partnership,
its sole member

		By:	Hines National Office Partners Limited Partnership,
a Texas limited partnership,
its general partner

			By:	Hines Fund Management, L.L.C.,
a Delaware limited liability company,
its general partner

				By:	Hines Interests Limited Partnership,
a Delaware limited partnership
its sole member

					By:	Hines Holdings, Inc.,
a Texas corporation,
its general partner

By:

Its:
TENANT:	DELTAGEN, INC.,
a Delaware corporation

By:

Name:

Title:

Table of Contents

Page
ARTICLE 1	Definitions
1.01	“Additional Rent”
1.02	“Alterations”
1.03	“Base Rent”
1.04	“Building”
1.05	“Building Operating Cost”
1.06	“Building Operating Cost Adjustment”
1.07	“Building Systems”
1.08	“business day”
1.09	“Common Areas”
1.10	“Estimated Building Operating Cost”
1.11	“Estimated Project Operating Cost”
1.12	“Fair Market Rent”
1.13	“Gross Rent”
1.14	“Hazardous Material”
1.15	“Hazardous Materials Claims”
1.16	“Hazardous Materials Laws”
1.17	“Landlord Parties”
1.18	“Laws”
1.19	“LC Face Amount”
1.20	“Leased Premises”
1.21	“Letter of Credit”
1.22	“Permitted Hazardous Materials”
1.23	“Permitted Use”
1.24	“Project”
1.25	“Project Operating Cost”
1.26	“Rent”
1.27	“Tenant Parties”
1.28	“Tenant’s Proportionate Share”
1.29	“Term”
1.30	“Term Commencement Date”
1.31	“Term Expiration Date”
ARTICLE 2	Leased Premises
2.01	Lease.
2.02	Landlord’s Reserved Rights.
ARTICLE 3	Rent, Term, Use and Building Operating Costs
3.01	Term.
3.02	Use.
3.03	Payment of Base Rent and Tenant’s Proportionate Share of Estimated Building Operating Cost.
3.04	Net Lease.
3.05	Project Operating Cost.
3.06	Allocation of Building Operating Cost.
3.07	Adjustment For Variation Between Estimated and Actual.
3.08	Computation of Building Operating Cost Adjustment.
3.09	Tenant’s Right To Audit Building Operating Costs.
ARTICLE 4	Landlord Covenants
4.01	Landlord’s Repairs and Maintenance.
4.02	Landlord’s Right To Perform.
4.03	Graphics and Signage.
4.04	Peaceful Enjoyment.
ARTICLE 5	Tenant’s Covenants
5.01	Payments By Tenant.
5.02	Utilities.
5.03	Taxes On Personal Property and Alterations.
5.04	Repairs By Tenant.
5.05	Waste.
5.06	Assignment or Sublease.
5.07	Alterations, Additions or Improvements.
5.08	Liens.
5.09	Compliance With Laws, Insurance Standards and Non-Discrimination.
5.10	Entry For Repairs, Inspection, Posting Notices, Etc.
5.11	No Nuisance.
5.12	Subordination; Mortgagee Protection; Reciprocal Easement Agreements.
5.13	Estoppel Certificate.
5.14	Letter of Credit.
5.15	Tenant’s Remedies.
5.16	Rules and Regulations.
5.17	Hazardous Materials.
5.18	Surrender of Premises On Termination.
5.19	Window Coverings.
5.20	Tenant’s Right to Repair.
ARTICLE 6	Condition and Operation of the Building
6.01	As-Is Condition.
6.02	Alteration of Project.
ARTICLE 7	Casualty, Eminent Domain and Miscellaneous Matters
7.01	Landlord’s Insurance.
7.02	Liability Insurance.
7.03	Tenant’s Casualty Insurance and Additional Tenant Insurance Requirements.
7.04	Indemnity and Exoneration.
7.05	Waiver of Subrogation Rights.
7.06	Condemnation.
7.07	Damage and Destruction.
7.08	Default By Tenant.
7.09	Option to the Extend the Term At Fair Market Rent.
7.10	No Waiver.
7.11	Statutory Waivers.
7.12	Holding Over.
7.13	Attorneys’ Fees.
7.14	Amendments.
7.15	Transfers By Landlord.
7.16	Severability.
7.17	Notices.
7.18	No Option.
7.19	Integration and Interpretation.
7.20	Quitclaim.
7.21	No Easement For Light, Air and View.
7.22	No Merger.
7.23	Memorandum of Lease.
7.24	Survival.
7.25	Financial Statements.
7.26	No Joint Venture.
7.27	Successors and Assigns.
7.28	Applicable Law.
7.29	Time of the Essence.
7.30	Interpretation.
7.31	Parking.
7.32	Brokers.
7.33	Right of First Opportunity.
7.34	Potential Lease of Heartport Building.
7.35	Counterpart Originals.